     As filed with the Securities and Exchange Commission on October 17, 2008
                                                    Registration No. ___________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                              BLUE VALLEY BAN CORP.
             (Exact name of registrant as specified in its charter)
                                 -------------

            Kansas                            6022                  48-1070996
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification No.)
                                  -------------

                                   11935 Riley
                        Overland Park, Kansas 66225-6128
                                 (913) 338-1000
                                 -------------

             Agent for Service:                     Copies of Communications to:
             Robert D. Regnier                         Steven F. Carman, Esq.
   President and Chief Executive Officer            Husch Blackwell Sanders LLP
           Blue Valley Ban Corp.                    4801 Main Street, Suite 1000
                11935 Riley                         Kansas City, Missouri 64112
      Overland Park, Kansas 66225-6128                     (816) 983-8000
               (913) 338-1000

                                  -------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of
1933, check the following box. |_|

     If this Form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier
effective registration statement for the same offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement
for the same offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(d)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement
for the same offering. |_|

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated  filer, a non-accelerated  filer, or a smaller reporting company.
See the  definitions  of "large  accelerated  filer,"  "accelerated  filer"  and
"smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer    |_|             Accelerated filer         |_|

Non-accelerated filer      |_|             Smaller reporting company |X|

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                      Proposed
  Title of Each Class                                 Offering       Proposed
   of Securities to                     Amount to be  Price Per      Aggregate         Amount of
     be Registered                       Registered     Share     Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------
Nontransferable common                   2,470,242        --           --               -- (1)
stock subscription rights
                                                                  $6,012,000 (2)
Common Stock, par value $1.00 per share    334,000      $18.00 (2)                     $335.47
=============================================================================================================

(1)  The   nontransferable   subscription   rights  are  being  issued   without
     consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended,  no separate  registration  fee is required because the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(2)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the registrant  shall file a further amendment which specifically  states that this registration  statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933  or  until  the  registration  statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.
================================================================================

The  information  in this  preliminary  prospectus  is not  complete  and may be changed. We may not sell these securities until the registration statement filed with the  Securities  and Exchange  Commission  is effective.  This  preliminary prospectus is not an offer to sell these  securities  and we are not  soliciting offers  to buy  these  securities  in any  state  where the offer or sale is not permitted.

                Subject to completion, dated _________ [___], 2008

PRELIMINARY PROSPECTUS

                  Nontransferable Subscription Rights for up to
                         334,000 Shares of Common Stock

     We are  distributing  to holders of our  outstanding  common  stock,  at no charge,  non-transferable  subscription rights to purchase up to an aggregate of
334,000  shares of our common stock at a cash  subscription  price of $18.00 per share.

     You are  receiving  this  prospectus  because you held shares of our common stock as of the close of business on [*],  2008, the record date for this rights offering.  We have granted you one right for each share of our common stock that you owned on the record date. You may purchase one share of our common stock for every 7.396 rights  granted to you. If you exercise your rights in full, you may also exercise an  oversubscription  right to purchase (at the same  subscription price)  additional  shares of common stock that may remain  unsubscribed  at the expiration of the rights offering.

     The  rights  will  expire  if  they  are  not  exercised  and  paid in full
(including final clearance of any checks) by 5:00 p.m., Eastern Time on December
[ ], 2008, unless we extend the rights offering in our sole discretion.

     Shares of our  common  stock are  traded on the Over the  Counter  Bulletin
Board  ("OTCBB")  under the  trading  symbol  "BVBC." On October [ ], 2008,  the closing sales price for our common stock was [$*] per share.

                                OFFERING SUMMARY

                                         Per Share                Total
                                   -------------------     -------------------

Subscription Price                       $  18.00             $   6,012,000
Proceeds, before expenses, to Blue       $  18.00             $   6,012,000
Valley Ban Corp.

     Investing in our common stock  involves a high degree of risk.  We urge you to  carefully  read the "Risk  Factors"  section  beginning  on page 20  of this prospectus,  the Section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended  December 31, 2007 and all other  documents  incorporated  by reference  in this  prospectus  to read about the  important  factors you should consider before determining whether to exercise your subscription rights.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or disapproved of these securities or determined if this prospectus  is truthful or  complete.  Any  representation  to the contrary is a criminal offense.

     The shares of our common  stock are not  deposits  or savings  accounts  or other obligations of any bank or savings association, and are not insured by the
Federal Deposit Insurance Corporation or any other governmental agency.

                    The date of this prospectus is [*], 2008

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

     The following are examples of what we anticipate  will be common  questions about the rights  offering.  The answers are based on selected  information from this prospectus and may not contain all of the information  that is important to you. This prospectus includes specific terms of the rights offering,  as well as information  regarding our business,  including  potential  risks related to the rights  offering and our common stock.  We encourage you to read this prospectus in its entirety.

Q:   What is the rights offering?

A:   The rights offering is a distribution to holders of our common stock, at no charge,  of  nontransferable  rights to purchase shares of our common stock based on your  ownership of common stock as of [*],  2008, the record date.
     You may  purchase  one whole share of our common  stock at $18.00 per share for every 7.396 rights granted to you.

Q:   Why do I need to  exercise  7.396  rights to  purchase  one share of common stock?

A:   As of September 30, 2008, we had outstanding 2,470,242 shares of our common stock.  By  granting  one right for each  share of  common  stock,  we have granted an  aggregate  of  2,470,242  rights.  As a result,  because we are targeting  the sale of  334,000  shares  of  common  stock  in this  rights offering, you must exercise 7.396 rights to acquire one share.

Q:   What is a subscription right?

A:   A subscription  right is the right to purchase  shares of our common stock.
     Because we have  2,470,242  shares of common stock  outstanding  and we are targeting  the sale of  334,000  shares  in  connection  with  this  rights offering,  each  subscription  right  carries with it a basic  subscription right to purchase .1352 of a share of our common stock.  Each  subscription right also includes an oversubscription right to purchase additional shares of our common stock.

Q:   What is the basic subscription right?

A:   Each whole  subscription right entitles you to purchase .1352 of a share of our common  stock at the  subscription  price of $18.00 per share.  We have granted  to  you,  as a  stockholder  of  record  on  the  record  date,  a subscription  right for each  share of our  common  stock you owned at that time.  Fractional shares of our common stock resulting from the exercise of the basic  subscription  right will be  eliminated  by rounding down to the nearest whole share,  with the total  subscription  payment being  adjusted accordingly.  For example, if you owned 1,000 shares of our common stock on the record date, your basic subscription right would permit the purchase of
     135 shares [1,000 purchase rights / 7.396= 135.21,  with fractional  shares rounded  down to the  nearest  whole  number].  You may  exercise  all or a portion of your basic subscription right, or you may choose not to exercise any  subscription  rights at all.  However,  if you exercise less than your full basic subscription  right, you will not be entitled to purchase shares under your oversubscription right.

     If you hold your shares in the name of a custodian bank, broker,  dealer or other  nominee,  you will not receive a rights  certificate.  Instead,  the
     Depository  Trust  Company,  or DTC, will issue the  appropriate  number of subscription  rights to your nominee  record  holder based on the shares of our common stock that you own at the record date.  If you are not contacted by your nominee, you should contact your nominee as soon as possible.

Q:   What is the oversubscription right?

A:   If any holders of  subscription  rights do not fully  exercise  their basic subscription  rights as of the expiration time of the rights  offering,  we will permit  stockholders  who do fully exercise  their basic  subscription rights to subscribe for  additional  shares of our common stock at the same subscription  price  per  share,  on the pro rata  basis  described  below, rounded down to the nearest whole share number. This oversubscription right
     will  be  available   only  to   stockholders   who  exercise  their  basic
     subscription rights in full.

     If sufficient  shares of common stock are available,  we will seek to honor your  oversubscription  request  in  full.  If,

     however,  oversubscription  requests  exceed the number of shares of common stock  available,  we will  allocate the  available  shares of common stock among  stockholders who  oversubscribed by multiplying the number of shares
     requested   by   each   stockholder   through   the   exercise   of   their
     oversubscription  rights by a fraction that equals (x) the number of shares available to be issued through  oversubscription  rights divided by (y) the total number of shares requested by all subscribers through the exercise of
     their   oversubscription   rights.   As  described   above  for  the  basic
     subscription  right,  we will  not  issue  fractional  shares  through  the exercise of oversubscription rights.

     If the  number of basic  subscription  rights and  oversubscription  rights exercised  exceeds 334,000 shares,  our Board of Directors may, at its sole discretion,  elect to honor these oversubscription requests in an amount up to an additional  66,800  shares.  These  proceeds will be used for general corporate purposes and capital  enhancement.  See section captioned "Use of
     Proceeds," for more details.

Q:   How many shares may I purchase if I exercise my subscription rights?

A:   The  number of shares of common  stock you can  purchase  under  your basic subscription  rights will depend on the number of  subscription  rights you receive.  You will receive one basic  subscription  right for each share of our common stock you hold on the record date. Each basic subscription right entitles  you to  purchase  .1352  of a share  of our  common  stock at the subscription price of $18.00 per share.

     Upon exercising your oversubscription  rights, you may request to subscribe for additional shares [on your subscription rights  certificate].  However, the actual  number of shares for which you will be  entitled  to  subscribe under your oversubscription rights will not be determinable until after the expiration time of the rights offering and the pro rata allocation.

Q:   What  if  there  is  an  insufficient  number  of  shares  to  satisfy  the oversubscription requests?

A:   If there is an insufficient number of shares available to fully satisfy the oversubscription requests of rightsholders,  each subscription rightsholder who exercised his or her oversubscription  right will receive the available shares  pro rata,  rounded  down to the  nearest  whole  share  number,  as described above. Any excess subscription payments will be returned, without interest  or  deduction,  promptly  after  the  expiration  of this  rights offering.

Q:   Am I required to participate in the rights offering?

A:   No.

Q:   Why are we conducting the rights offering?

A:   We are  conducting  the  rights  offering  to  raise  capital  for  general corporate  purposes and capital  enhancement.  Our Board of  Directors  has chosen to raise capital through a rights offering to give our  stockholders the  opportunity  to  limit  ownership  dilution  from a  capital  raise by allowing  our current  stockholders  to purchase  additional  shares of our common stock. We cannot determine the amount of dilution that a stockholder will  experience  or whether the rights  offering will be  successful.  See section captioned, "Use of Proceeds," for more details.

Q:   Will the Company be issuing fractional shares of common stock?

A:   No. You may not purchase  fractional shares of common stock pursuant to the exercise of subscription rights. We will accept any subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and promptly  refunding  without interest any payment received for a fractional share.

Q:   If I wish to exercise my rights, do I have to exercise all of my rights?

A:   No. You may exercise some or all of your rights.  However, if you subscribe for  fewer  than all the  shares  represented  by your  basic  subscription rights, your remaining rights are  non-transferable  and will expire at the expiration  time of the rights  offering.  You may not sell your  remaining rights.  In  addition,  you may only  participate  in the  oversubscription portion of this rights  offering if you  exercise  your basic  subscription rights in full.

Q:   How long will the rights offering remain open?

A:   The rights  offering will commence on the day this  registration  statement becomes  effective.  The rights offering will remain open for 16 days after commencement,  and the rights will expire at 5:00 p.m.,  Eastern  Time,  on
     [[*],  2008 unless we extend the rights  offering.  We reserve the right to extend the rights  offering at our discretion for a period not to exceed 45 additional days beyond [*], 2008, in which event the term "expiration time"
     will mean the latest  date and time to which the rights  offering  has been extended.  We will make a public announcement of any extension by issuing a press  release  prior to 9:00 a.m.,  Eastern Time, on the next business day after the previously  scheduled expiration time and filing a Current Report on Form 8-K with the Securities and Exchange  Commission.  In addition,  if the commencement of the rights offering is delayed,  the expiration time of the rights  offering  will be  similarly  delayed.  In that event,  we will notify you by issuing a press  release and filing a Current  Report on Form
     8-K with the Securities and Exchange Commission.

Q:   When must I exercise my oversubscription rights?

A:   You must exercise your oversubscription rights when you exercise your basic subscription  rights in full.  However,  the number of shares for which you will be entitled to subscribe under your oversubscription  rights cannot be determined until after the expiration time of the rights offering period.

Q:   What happens if I choose not to exercise my subscription rights?

A:   You will retain your  current  number of shares of our common stock held by you even if you do not exercise your subscription rights. If you choose not to exercise your  subscription  rights,  then the percentage of our capital stock held by you will  decrease,  however,  the magnitude of the reduction will depend upon the extent to which other  rightsholders  subscribe in the rights offering.

Q:   Will I be charged a sales  commission or a fee by the Company if I exercise my subscription rights?

A:   No. We will not charge a brokerage commission or a fee to rightsholders for exercising  their  subscription  rights.  However,  if  you  exercise  your subscription  rights  through  a  broker  or  nominee,  then  you  will  be responsible for any transaction fees charged by your broker or nominee.

Q:   What is the Board of Directors'  recommendation  regarding whether I should exercise my rights in the rights offering?

A:   Our Board of Directors is not making any  recommendation  as to whether you should  exercise  your  subscription  rights.  You are  urged to make  your decision  based on your  own  assessment  of our  business  and the  rights offering.

Q:   Will  our  directors  and  executive  officers  participate  in the  rights offering?

A:   We expect our  directors  and  executive  officers and the directors of the
     Company's  primary  wholly-owned  subsidiary,  Bank  of  Blue  Valley  (the
     "Bank"),   together  with  their  affiliates,  to  subscribe  for,  in  the aggregate,  246,216  shares of common stock in the rights  offering,  which includes shares acquired in connection with their oversubscription  rights.
     The purchase price paid by them will be $18.00 per share,  the same paid by all other  persons  who  purchase  shares of our common  stock in the stock offerings.  Assuming our directors and their affiliates purchase the number of shares in this rights offering  reflected  herein,  and assuming we sell
     334,000 shares of stock in the rights  offering,  our  directors,  together with their affiliates,  are expected to own approximately  1,441,302 shares
     of  common  stock,   which  represents   approximately  51%  of  our  total
     outstanding shares of common stock.

Q:   How was the subscription price established?

A:   In determining the subscription price, our Board of Directors  considered a number of factors,  including: the price at which our stockholders might be willing to  participate  in the rights  offering,  historical  and  current trading  prices for our common  stock,  the need for liquidity and capital, potential  market  conditions,  and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.
     In conjunction with its

     review of these  factors,  our Board of Directors also reviewed our history and prospects,  including our past and present earnings,  our prospects for future earnings,  our current  financial  condition and regulatory  status.
     Although  we did not seek or obtain an  opinion of a  financial  advisor in establishing  the subscription  price, a special  committee of the Board of
     Directors was provided with financial information concerning current market conditions,  trading values of other bank holding companies,  recent public common stock  offerings,  and other recent capital  raising efforts of bank holding companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered  the fair value of our common  stock.  You should not assume or expect that, after this offering, our shares of common stock will trade at or above the $18.00 per share purchase price.

Q:   Is exercising my subscription rights risky?

A:   Yes.  Investing in our securities  involves  risks.  Exercising your rights should be considered as carefully as any other equity  investment.  Some of the risks include the following:

     •    You may not revoke your subscription rights once you exercise them and so you could be committed to buying shares above the prevailing market value of our common stock.

     •    If you do not act promptly and follow subscription instructions,  then we may reject your exercise of subscription rights.

     •    For a  more  complete  discussion  of the  risks  associated  with  an investment  in our  common  stock,  you  should  carefully  review the section captioned "Risk Factors".

Q:   May I transfer  my  subscription  rights if I do not want to  purchase  any shares?

A:   No. Your subscription rights are not transferable.

Q:   How many shares will be outstanding after the rights offering?

A:   There were  2,470,242  shares of our common  stock  outstanding  as of [*],
     2008.  If  all  of  the  rights  we  are  offering  are  exercised  by  our stockholders,  and the  Board of  Directors  does not  decide,  in its sole discretion,  to increase the offering by up to 66,800 shares, there will be
     2,804,242 shares of our common stock outstanding.

Q:   After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:   No. All exercises of subscription rights are irrevocable.

Q:   What are the federal income tax  consequences of receiving or exercising my subscription rights as a holder of common stock?

A:   A holder of common  stock  will not  recognize  income or loss for  federal income  tax  purposes  in  connection  with  the  receipt  or  exercise  of subscription rights in the rights offering. We urge you to consult your own tax adviser with respect to the particular tax  consequences  of the rights offering or any related  share  purchases  by you.  See section  captioned,
     "Material U.S. Federal Income Tax Consequences," for more details.

Q:   If the rights offering is not completed,  will my  subscription  payment be refunded to me?

A:   Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering.  If the right offering is not completed,
     the  subscription  agent  will  return  promptly,   without  interest,  all
     subscription  payments.  We reserve the right to terminate  the offering at any time if, due to market conditions or otherwise,  the Board of Directors deems it advisable not to proceed with the rights offering.

Q:   To whom should I send my forms and payment?

A:   If your shares are held in the name of a broker,  or other nominee  holder, then you should  send your  subscription  documents,  [subscription  rights certificate,]  notices of guaranteed delivery,  and subscription payment to that record

     holder.  If  you  are  the  record  holder,   then  you  should  send  your
     subscription  documents,  [subscription  rights  certificate,]  notices  of guaranteed delivery, and subscription payment to Computershare, Inc. at:

                    By Mail, By Hand, or By Overnight Courier

                               Computershare Inc.
                                250 Royall Street
                           Canton, Massachusetts 02021

     You are solely  responsible  for  completing  delivery to the  subscription agent of your subscription  documents,  [subscription  rights certificate], notices of guaranteed  delivery,  and subscription  payment. We urge you to allow  sufficient time for delivery of your  subscription  materials to the subscription  agent so that they are received by the subscription  agent by
     5:00 p.m., Eastern Time, on [*], 2008.

     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in
     the  forms,   the  payment  received  will  be  applied  to  exercise  your subscription  rights to the fullest extent  possible based on the amount of the  payment  received,  subject to the  availability  of shares  under the oversubscription right and the elimination of fractional shares. Any excess subscription  payments received by the subscription agent will be returned, without  interest,  as soon as practicable  following the expiration of the rights offering.

Q:   What form of  payment  is  required  to  purchase  the shares of our common stock?

A:   As described in the subscription rights certificate,  payments submitted to the subscription agent must be made in full United States currency by:

     •    personal or certified check to Computershare Inc., drawn upon a United
          States bank;

     •    postal,  telegraphic  or express money order payable to  Computershare
          Inc.; or

     •    wire transfer of immediately available funds to accounts maintained by
          Computershare Inc.

Q:   What should I do if I want to  participate  in the rights  offering  but my shares are held in the name of my broker, custodian bank, or other nominee?

A:   If you hold shares of our common stock through a broker, custodian bank, or other  nominee,  then we will ask your  broker,  custodian  bank,  or other nominee to notify you of the rights offering.  If you wish to exercise your subscription  rights,  then you will  need to have your  broker,  custodian bank, or other nominee act for you.

Q:   When will I receive my new shares?

A:   If you purchase  stock in the rights  offering by submitting a subscription rights  certificate  and  payment,  we will  mail  you a stock  certificate representing your new shares as soon as practicable after the expiration of the rights offering; however, we will not be able to begin calculations for any  oversubscription pro rata allocations and adjustments until three days after the expiration time of the rights offering,  which is the latest date for  our  stockholders  to  deliver  the  subscription  rights  certificate according to the guaranteed delivery procedures. If your shares are held by your nominee,  and you  participate  in the rights  offering,  you will not receive a stock  certificate  for your new  shares.  Your  nominee  will be credited  with the  shares  of  common  stock you  purchase  in the  rights offering  as  soon  as  practicable  after  the  expiration  of the  rights offering.

Q:   What should I do if I have other questions?

A:   If you have questions or need assistance about the procedure for exercising your  rights,  [including  the  procedure  if you  have  lost  your  rights certificate],  please contact,  Computershare  Inc., which is acting as our subscription agent and transfer agent, at:

                                  By Telephone

                                 (800) 962-4284

        (From 6:00 a.m. to 8:00 p.m, Eastern Time, Monday through Friday)

                                     By Mail

                               Computershare Inc.
                                250 Royall Street
                           Canton, Massachusetts 02021

     You may also  contact  Bob  Regnier,  our  President  and  Chief  Executive
     Officer,  at (913) 234-2240 or Mark Fortino our Chief Financial Officer, at
     (913)  234-2345 from 7:00 a.m. to 6:00 p.m.,  Central Time,  Monday through
     Friday, if you have any questions.

                               PROSPECTUS SUMMARY

     This summary highlights  information contained elsewhere in this prospectus or incorporated  herein.  Because this is a summary, it does not contain all the information that may be important to you. For a more complete understanding, you should  carefully read the more detailed  information set out in this prospectus or in the documents  incorporated  by reference,  especially  the "Risk Factors"
section,  as well as the  financial  statements  and the related  notes to those statements included elsewhere in this prospectus.

                                   The Company

     All references in this prospectus to "we," "us," "our," "Company" and "Blue
Valley"  refers to Blue  Valley  Ban  Corp.,  a Kansas  corporation,  unless the context requires  otherwise.  Blue Valley is an $788 million dollar bank holding company organized in 1989. The Company's primary  wholly-owned  subsidiary,  the
Bank, was also  organized in 1989 to provide  banking  services to  closely-held businesses  and their owners,  professionals  and  residents in Johnson  County,
Kansas, a high growth,  demographically  attractive area within the Kansas City,
Missouri -- Kansas  Metropolitan  Statistical  Area (the "Kansas City MSA"). The
focus of Blue Valley has been to take  advantage of the current and  anticipated growth in our market  area as well as to serve the needs of small and  mid-sized commercial borrowers -- customers that we believe currently are underserved as a result of banking  consolidation in the industry generally and within our market specifically.  In addition,  Blue Valley has established a national  presence by
originating    residential    mortgages    nationwide    through    the   Bank's
InternetMortgage.com website.

     The Bank  operates  a total of six  banking  center  locations  in  Johnson
County,  Kansas,  including our main office and a mortgage  operations office in
Overland Park,  both of which include lobby banking  centers,  and  full-service offices in Leawood, Lenexa, Olathe, and Shawnee, Kansas.

     The lending activities are focused on commercial  lending,  and to a lesser extent, consumer lending, residential mortgage origination services and leasing.
The Company  strives to  identify,  develop and  maintain  diversified  lines of business that provide  acceptable  risk-adjusted  returns.  Our primary lines of business  consist of commercial,  commercial real estate,  construction,  lease, residential real estate, consumer, and home equity loans.

     The Company also seeks to develop  lines of business that  diversifies  the
Bank's  revenue  sources,  increases the Bank's  non-interest  income and offers additional value-added services to the Bank's customers. We develop these new or existing lines of business while monitoring related risk factors. In addition to fees  generated  in  conjunction  with  lending  activities,  the  Bank  derives non-interest income by providing mortgage origination services, deposit and cash management services, investment brokerage services and trust services.

     In addition to the Bank, the Company has three  wholly-owned  subsidiaries:
Blue Valley  Building  Corp.,  which owns the  buildings  and real property that comprise the headquarters,  mortgage operations facility and the Leawood banking center; and BVBC Capital Trust II and BVBC Capital Trust III, which were created to offer the Company's  trust  preferred  securities  and to purchase our junior subordinated debentures.

     The  proceeds  from the sale of common  stock  resulting  from this  rights offering will be invested by the Company in the Bank to further  strengthen  the well  capitalized  condition  of the Bank.  See the  section of this  prospectus captioned "Use of Proceeds" for further details.

     Our principal executive offices are located at 11935 Riley,  Overland Park,
Kansas  66225-6128,  and our  telephone  number is (913)  338-1000.  Our website address is  http://www.bankbv.com.  Information  included  or referred to on our website  is not  incorporated  by  reference  in or  otherwise  a part  of  this prospectus.

                               The Rights Offering

Securities Offered By Us:  We are  distributing  to you,  at no charge,  a  non-transferable subscription  right for each share of our  common  stock that you owned as of 5:00 p.m.,  Eastern Time,  on [*,  2008],  the record date, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers, or other nominees on your  behalf,  as a beneficial  owner of such  shares.  If the rights offering is fully subscribed,  the gross proceeds from the rights offering will be $6,012,000.

Subscription Price:        $18.00 per share

Common Stock to be         Assuming no options are exercised  prior to the expiration of the
Outstanding  Immediately   rights  offering  and  assuming all shares are sold in the rights
After This Offering:       offering, we expect approximately [*] shares of our common  stock will be outstanding  immediately  after  completion of the rights offering.

Record Date:               5:00 p.m. Eastern Time on [record date], 2008

Basic Rights of Common     Each holder of our common stock on the record date is entitled to
Stockholders:              receive a  subscription  right for each whole share of our common stock you owned on the record date.  For each basic  subscription right you  hold,  you may  purchase  .1352  shares of our  common stock.

Oversubscription Right:    In the event  that you  purchase  all of the shares of our common stock  available  to you  pursuant  to  your  basic  subscription rights,  you may also  choose to purchase a portion of any shares of our common stock that our other  stockholders  do not purchase through  the  exercise of their basic  subscription  rights.  The number of shares of our common stock that you  purchase  pursuant to this  oversubscription  right will be determined on a pro rata basis.

Nontransferability:        You may not transfer your subscription rights.

Maximum Offering:          The  maximum  number  of  shares  to be sold in this  offering  is
                           334,000  plus  any  oversubscription  rights  that  the  Board  of
                           Directors, in its sole discretion, elects to honor in an amount up to an additional 66,800 shares.

Irrevocability:            Once you submit a subscription, you may not revoke it.

Best Efforts Offering:     We are offering the shares on a best  efforts  basis.  This means there is no guarantee  that we will be able to sell all or any of the shares offered.  We intend to pay no commissions on shares we sell in this  offering.  However,  we have  reserved the right to retain  brokers  or sales  agents  to assist  us in  selling  the shares, if we deem it necessary.

No Recommendation:         Our Board of Directors is making no  recommendation as to whether you should  subscribe  for shares  pursuant  to either your basic right or your oversubscription right.

Board and Executive        We expect our directors and executive  officers and the directors of the Bank, together

Officer Commitment:        with their affiliates, to subscribe for, in the aggregate 246,216 shares of common  stock in the rights  offering,  which  includes shares acquired in connection with their oversubscription rights.
                           The  purchase  price paid by them will be $18.00  per share,  the same paid by all other persons who purchase  shares of our common stock in the stock offerings.

Use Of Proceeds:           We intend to use these net proceeds for capital  enhancement  and
                           for  general  corporate   purposes.   See  the  section  of  this
                           prospectus captioned "Use of Proceeds" for further details.

Risk Factors:              See the section of this  prospectus  captioned  "Risk Factors" on page 20  and other information  included in this prospectus for a discussion of certain factors that you should carefully  consider before making a decision to invest in our common stock.

Expiration Date:           The  offering  will  terminate  on  December  [ ],  2008,  unless extended by our Board of Directors  for up to an  additional  [*]
                           days.

Subscription Agent and     We  have  retained   Computershare  Inc.,  and  its  fully  owned
Transfer Agent:            subsidiary  Computershare  Trust  Company,  N.A.,  to  act as the
                           subscription agent and information agent for the rights offering.
                           The process for you to follow in communicating with Computershare is  set  forth  in  the  section  of  this  prospectus  captioned
                           "QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING".

Additional Documents:      In addition to the information contained in this prospectus, this document also incorporates by reference portions of our March 31,
                           2008, June 30, 2008, and September 30, 2008 Quarterly  Reports on
                           Form  10-Q,  our  Annual  Report on Form 10-K for the year  ended
                           December 31, 2007, and our definitive proxy statement on Schedule
                           14A filed April 14, 2008.

                               Other Developments

     As result of one deteriorating commercial credit and a continued decline in the credit  quality of the real estate and  construction  loan  portfolio,  Bank management  decided  recently to increase the  provision  for loan losses at the
Bank.  Management  of the Bank also  recognized  the impact of the industry wide decline in the real  estate  market and the  general  economy.  Bank  management assessed the loan portfolio,  specifically the non performing loans, on a credit by credit basis and reached the judgment that it would be  appropriate to charge down $9.7 million in non performing  loans to account for these impaired  loans.
Based on this  analysis,  Bank  management  made a provision  for loan losses of
$12.1 million in the third quarter of 2008. Of the $9.7 million in loans written down, 48% related to the real estate and  construction  market and the remaining amount was a result of one  deteriorating  commercial  credit.  Bank  management believes they have  identified the  significant  non  performing  loans and will continue to aggressively  pursue collection of these loans.  Management believes they have  aggressively  addressed  the  decline  in its loan  portfolio  credit quality with this  provision.  Included in the  provision  for loan losses was a
$1.1 million  reserve for  potential  uncollected  deposit  overdrafts  with one commercial  relationship.  The Bank's credit  administration  function  performs monthly  analyses  on the loan  portfolio  to assess and report on risk  levels, delinquencies,  internal  ranking  system  and  overall  credit  exposure.  Bank management  and the Bank's  Board of  Directors  review the  allowance  for loan losses  monthly,  considering  such  factors as current and  projected  economic conditions,  loan growth, the composition of the loan portfolio, loan trends and classifications, and other factors. The Bank makes provisions for loan losses in amounts that  management  deems  necessary to maintain  the  allowance  for loan losses at an appropriate level.

     Even though the  provision  for loan losses was the primary  reason for the
$6.2 million net loss for the

                                        8

quarter ending September 30, 2008, the Bank had $11.8 million more capital as of
September  30, 2008 than the amount  necessary to remain  "well-capitalized"  by regulatory standards.  However, in an effort to immediately replace the capital, the Board of Directors has approved a rights  offering to existing  shareholders to raise  approximately  $6.0  million in capital.  The  capital  raised will be invested  in the Bank to further  enhance  its  capital  levels and for  general corporate purposes.

     Management  and the  Board of  Directors  believe  that as the  residential construction  development  markets become more stable the remaining level of non performing assets will decrease and potential recoveries of amounts written down are possible.  If the level of non  performing  assets do not  decrease,  we are likely to be under increased regulatory scrutiny,  which may include enforcement actions  against us. In response to these  factors,  the Board of Directors  has chosen to take the following  actions,  along with the increase in capital which will result from this rights offering.  The following list is not intended to be all inclusive and other actions may be necessary as economic conditions change:

•    We have developed a classified asset team, which includes individuals whose sole responsibility will be to continue to reduce  non-performing assets as quickly as possible.

•    We will continue to review and revise,  as appropriate,  our loan portfolio
     management    procedures   and   processes    which   will   include   loan
     diversification,  increased underwriting standards, intensified loan review and aggressive problem asset identification.

•    We will  take  necessary  steps in  order to  remain  well  capitalized  as determined by regulatory standards applicable to the Bank and the Company.

•    The Bank has done a  restructuring  of staffing and reduced the number of employees by approximately 10%. In particular, the Bank restructured its
     banking  center  operations,   mortgage  division,  and  leasing  portfolio
     divisions, along with implementing other potential cost saving measures. As a result,  the Bank expects to save approximately $1.1 million on an annual basis in salary and employee benefits.

     In early  October,  2008,  President  Bush  signed  into law the  Emergency
Economic Stabilization Act ("EESA"),  which is principally designed to allow the
U.S. Treasury and other government  agencies to take action to restore liquidity and  stability  to the  U.S.  financial  system.  As part of  EESA,  the  FDIC's insurance  coverage for deposits has increased  from $100,000 to $250,000  until
December 31, 2009.  Further,  the FDIC has  announced  the  Temporary  Liquidity
Guarantee Program. The program is designed to encourage confidence and liquidity in the banking system by guaranteeing  the newly issued senior unsecured debt of banks,  thrifts,  and certain holding  companies.  The program will also provide full coverage of non-interest bearing deposit transaction  accounts,  regardless of the dollar amount.

                                 Our Market Area

     The Bank operates  primarily as a community bank, serving the banking needs of small- and  medium-sized  companies and  individuals  in the Kansas City MSA.
Specifically, our trade area consists of Johnson County, Kansas. We believe that coupling  our  strategy  of  providing  exceptional  customer  service and local decision making with  attractive  market  demographics  has led to the continued
growth of our total assets and deposits.

     The income  levels  and  growth  rate of  Johnson  County,  Kansas  compare favorably to national averages. Johnson County's population growth rate ranks in the top 9% of counties nationally, and its per capita income ranks in the top 2%
of counties  nationally.  Johnson County is also a significant banking market in the State of Kansas and in the Kansas City MSA.  According to available industry data, as of June 30, 2008, total deposits in Johnson County,  including those of banks,  thrifts and credit  unions,  were  approximately  $14.5  billion,  which represented  25.14% of total deposits in the state of Kansas and 31.44% of total deposits in the Kansas City MSA.

    As our founders  anticipated,  the trade area  surrounding our main banking facility in Overland  Park,  Kansas has become one of the most highly  developed retail  areas in the Kansas  City MSA.  Our Olathe,  Kansas  facility is located  approximately 10 miles southwest of our main office and opened in 1994.
The Shawnee,  Kansas banking facility is approximately 20 miles northwest of our headquarters  location.  We entered  into the Shawnee  market in 1999 and in the first quarter of 2001,  construction  of our  freestanding  banking  facility in
Shawnee was completed and operations  commenced in that  facility.  The Leawood,
Kansas  banking   facility  is   approximately   five  miles  southeast  of  our
headquarters  location.  We entered into the Leawood  market in 2002, and in the second quarter of 2004 we completed  construction  of our  freestanding  banking facility in Leawood and operations  commenced in that  facility.  During 2003 we acquired an office  building in Overland  Park,  Kansas  approximately  one mile northwest of our headquarters  location.  At this location,  we consolidated our mortgage operations, bank operations, and opened a banking facility. The Lenexa,
Kansas  banking  facility  is   approximately   seven  miles  northwest  of  our
headquarters  location.  The Lenexa facility was opened in February 2007 when we acquired Unison Bancorp,  Inc., and its  subsidiary,  Western  National Bank. We made this  acquisition  to  continue  our  expansion  in  Johnson  County and to establish our first presence in the Lenexa market.

                               Lending Activities

Overview

     Our principal loan categories include  commercial,  commercial real estate, construction,  leasing  and  residential  mortgages.  We also offer a variety of consumer loans and home equity loans.  Our primary source of interest  income is interest  earned on our loan  portfolio.  As of September  30,  2008,  our loans represented approximately 81.55% of our total assets, our legal lending limit to any one borrower was $21.6 million,  and our largest single  borrower as of that date had outstanding loans of $12.8 million.

     We have been  successful  in expanding  our loan  portfolio  because of the commitment of our staff and the economic  growth in our area of  operation.  Our staff has significant  experience in lending and has been successful in offering our products to both potential and existing  customers.  We believe that we have
been   successful  in   maintaining   our  customers   because  of  our  staff's
attentiveness  to their  financial  needs and the  development  of  professional relationships  with them. We strive to become a strategic  business partner with our customers, not just a source of funds.

     We conduct our lending activities  pursuant to the loan policies adopted by our Board of Directors.  These  policies  currently  require the approval of our loan committee of all commercial  credits in excess of $1.5 million and all real estate  credits  in  excess  of $2.5  million.  Credits  up to $1.5  million  on commercial  loans and $2.5  million on real estate  loans can be approved by the
Bank's President and a combination of two senior loan management  officers.  Our management  information systems and loan review policies are designed to monitor lending  sufficiently  to ensure  adherence to our loan policies.  The following table shows the composition of our loan portfolio at September 30, 2008.

                                 Loan Portfolio

                                                        As of September 30, 2008
                                                    --------------------------------
                                                        Amount           Percent
                                                             (In thousands)
Commercial......................................    $      160,576          24.98%
Commercial real estate..........................           163,095          25.37
Construction....................................           186,731          29.05
Lease financing.................................            19,595           3.05
Residential real estate.........................            43,236           6.72
Consumer........................................            15,684           2.44
Home equity.....................................            53,929           8.39
                                                      -------------   ------------
      Total loans and leases....................           642,846         100.00%
Less allowance for loan losses..................            11,756
                                                      -------------
Loans receivable, net...........................    $      631,090
                                                      =============

                                       10

Commercial Loans.

     As of September 30, 2008,  approximately  $160.6 million, or 24.98%, of our loan portfolio  represented  commercial  loans.  The Bank has developed a strong reputation for providing and servicing  small business and commercial  loans. We have expanded this portfolio  through the addition of commercial  lending staff, their business development efforts, our reputation and the acquisition of Unison
Bancorp,  Inc. and its subsidiary,  Western  National Bank, in 2007.  Commercial loans have historically been a significant  portion of our loan portfolio and we expect to continue our emphasis on this loan category.

     The Bank's commercial lending activities historically have been directed to small and medium-sized  companies in or near Johnson County, Kansas, with annual sales  generally  between  $100,000  and  $20  million.  The  Bank's  commercial customers  are  primarily  firms  engaged  in  manufacturing,  service,  retail, construction,  distribution and sales with significant  operations in our market areas.  The  Bank's  commercial  loans are  primarily  secured  by real  estate, accounts  receivable,  inventory and equipment,  and the Bank may seek to obtain personal guarantees for its commercial loans. The Bank primarily underwrites its commercial loans on the basis of the borrowers' cash flow and ability to service the debt, as well as the value of any  underlying  collateral  and the financial strength of any guarantors.

     Approximately  $6.9 million,  or 4.32%,  of our commercial  loans are Small
Business  Administration  (SBA)  loans,  of which  $5.2  million  is  government guaranteed.  The SBA  guarantees  the  repayment  in the event of a default of a portion of the principal on these loans, plus accrued interest on the guaranteed portion of the loan. Under the federal Small Business Act, the SBA may guarantee up to 85% of  qualified  loans of  $150,000  or less and up to 75% of  qualified loans in excess of $150,000,  up to a maximum guarantee of $2.0 million.  We are an active SBA lender in our market area and have been approved to participate in the SBA Certified Lender Program.

     Commercial  lending is subject to risks  specific  to the  business of each borrower. In order to address these risks, we seek to understand the business of each borrower,  place appropriate value on any personal  guarantee or collateral pledged to secure the loan, and structure the loan  amortization to maintain the value of any collateral during the term of the loan.

Commercial Real Estate Loans.

     The Bank also makes  loans to provide  permanent  financing  for retail and office  buildings,  multi-family  properties  and churches.  As of September 30,
2008, approximately $163.1 million, or 25.37%, of our loan portfolio represented commercial real estate loans.  Our commercial real estate loans are underwritten on the  basis of the  appraised  value  of the  property,  the cash  flow of the underlying property, and the financial strength of any guarantors.

     Risks inherent in commercial  real estate lending are related to the market value of the  property  taken as  collateral,  the  underlying  cash  flows  and
documentation.   Commercial   real  estate  lending   involves  more  risk  than
residential  real  estate  lending  because  loan  balances  may be greater  and repayment  is  dependent on the  borrower's  operations.  We attempt to mitigate these risks by carefully assessing property values,  investigating the source of cash flow  servicing  the loan on the  property  and adhering to our lending and underwriting policies and procedures.

Construction Loans.

     Our  construction   loans  include  loans  to  developers,   home  building
contractors  and  other   companies  and  consumers  for  the   construction  of
single-family homes, land development,  and commercial buildings, such as retail and office  buildings  and  multi-family  properties.  As of September 30, 2008, approximately $186.7 million, or 29.05%, of our loan portfolio  represented real estate  construction  loans. The builder and developer loan portfolio has been a consistent  component  of our  loan  portfolio  over  our  history.  The  Bank's experience and reputation in this area have grown,  thereby enabling the Bank to focus on  relationships  with a smaller number of larger builders and increasing the total value of the Bank's real estate construction  portfolio.  Construction loans  are made to  qualified  builders  to build  houses  to be sold  following construction,  pre-sold  houses  and model  houses.  These  loans are

                                       11

generally  underwritten  based on several factors,  including the experience and current  financial  condition  of the  borrowing  entity,  amount of the loan to appraised  value,  and general  conditions of the housing market with respect to the subdivision and surrounding area, which the bank receives from a third party reporting  entity.  Construction  loans  are also made to  individuals  for whom houses are being  constructed  by  builders  with whom the Bank has an  existing relationship.  Such  loans are made on the basis of the  individual's  financial condition,  the loan to value ratio, the reputation of the builder,  and whether the individual will be pre-qualified for permanent financing.

     Risks related to construction  lending include assessment of the market for the finished product,  reasonableness of the construction budget, ability of the borrower to fund cost  overruns,  and the  borrower's  ability to liquidate  and repay the loan at a point when the loan-to-value ratio is the greatest.  We seek to manage these risks by, among other things, ensuring that the collateral value of the  property  throughout  the  construction  process  does  not  fall  below acceptable  levels,  ensuring that funds disbursed are within  parameters set by the original  construction  budget,  and properly  documenting each construction draw.

Lease Financing.

     Our lease  portfolio  includes  capital leases that we have  originated and leases that we have acquired from brokers or third parties.  As of September 30,
2008,  our lease  portfolio  totaled $19.6  million,  or 3.05% of our total loan portfolio,  consisting of $16.1 million principal amount of leases originated by us and $3.5 million  principal  amount of leases that we  purchased.  We provide lease  financing  for a variety of equipment  and  machinery,  including  office equipment,  heavy equipment,  telephone systems, tractor trailers and computers.
Lease terms are  generally  from three to five  years.  We have  provided  lease financing in the past and will continue to do so for our customers.  However, we don't expect to aggressively  pursue lease financing unless the lessor maintains an additional  banking  relationship  with the Bank.  Our lease  portfolio as of
September 30, 2008 was $19.6 million, but as result of recent changes, we expect the portfolio to decrease over time. Our leases are generally underwritten based upon several factors,  including the overall credit  worthiness,  experience and current  financial  condition  of the  lessee,  the amount of the  financing  to collateral value, and general conditions of the market.

     The  primary  risks  related  to our lease  portfolio  are the value of the underlying  collateral  and  specific  risks  related  to the  business  of each borrower.  To address these risks, we attempt to understand the business of each borrower,  value the underlying collateral  appropriately and structure the loan amortization  to  ensure  that the  value of the  collateral  exceeds  the lease balance during the term of the lease.

Residential Real Estate Loans.

     Our residential real estate loan portfolio  consists primarily of first and second mortgage loans on residential properties. As of September 30, 2008, $43.2 million, or 6.72%, of our loan portfolio represented residential mortgage loans.
The terms of these loans typically  include 2-5 year balloon payments based on a
15 to 30 year

amortization,  and accrue interest at a fixed or variable rate. By
offering  these   products,   we  can  offer  credit  to  individuals   who  are
self-employed or have significant income from partnerships or investments. These individuals are often unable to satisfy the underwriting criteria permitting the sale of their mortgages into the secondary market.

     In  addition,  we  also  originate  residential  mortgage  loans  with  the intention of selling  these loans in the  secondary  market.  For the nine month period ending September 30, 2008, we originated  approximately $115.7 million of residential  mortgage  loans,  and we sold  approximately  $120.5 million in the secondary market in 2008. We originate conventional first mortgage loans through our  internet  website as well as through  referrals  from real estate  brokers, builders,  developers,  prior customers and media  advertising.  We have offered customers  the  ability  to apply  for  mortgage  loans and to  pre-qualify  for mortgage  loans over the Internet  since 1999. In 2001, we expanded our internet mortgage  application  capacity with the acquisition of the internet domain name
InternetMortgage.com  and created a separate  National  Mortgage  division.  The timing of this  expansion  allowed us to establish this division in a relatively low-rate  environment,  and reap  the  benefits  of a  significant  increase  in mortgage originations and refinancing  experienced from 2001 through 2003. While the volume of mortgage  originations and refinancing has declined since 2004, we continue to take  advantage of the  national  presence  established  in previous years and originate residential mortgage loans through our  InternetMortgage.com website. The origination of a mortgage loan

                                       12

from the date of initial  application  through  closing  normally takes 15 to 60 days. We acquire  forward  commitments  from investors on mortgage loans that we intend  to sell  into the  secondary  market  to  reduce  interest  rate risk on mortgage loans to be sold in the secondary market.

      Our mortgage  loan credit review  process is consistent  with the standards set by traditional  secondary market sources. We review appraised value and debt service ratios, and we gather data during the underwriting process in accordance
with  various  laws  and  regulations  governing  real  estate  lending.   Loans
originated  by the Bank are sold with  servicing  released to  increase  current income  and  reduce  the  costs  associated  with  retaining  servicing  rights.
Commitments are obtained from the purchasing investor on a loan-by-loan basis on a 30, 45 or 60-day  delivery  commitment.  Interest  rates are  committed to the borrower when a rate commitment is obtained from the investor.  Loans are funded by the Bank and  purchased  by the  investor  within 30 days  following  closing
pursuant  to  commitments   obtained  at  the  time  of  origination.   We  sell
conventional conforming loans and all loans that are non-conforming as to credit quality to secondary  market  investors for cash on a limited recourse basis. In our recent experience,  we have not been asked to repurchase significant amounts of loans.  Consequently,  foreclosure losses on all sold loans are primarily the responsibility of the investor and not that of the Bank.

     As with  other  loans to  individuals,  the risks  related  to  residential mortgage loans include  primarily the value of the  underlying  property and the financial  strength  and  employment  stability of the  borrower.  We attempt to manage these risks by performing a pre-funding underwriting that consists of the
verification   of  employment   and  utilizes  a  detailed   checklist  of  loan
qualification  requirements,  including the source and amount of down  payments, bank accounts, existing debt and overall credit.

Consumer Loans.

     As of September 30, 2008, the Bank's  consumer loans totaled $15.7 million, or  2.44%  of its  total  loan  portfolio.  A  substantial  part of this  amount consisted of installment  loans to  individuals in our market area.  Installment lending  offered  directly  by the Bank in our market area  includes  automobile loans,  recreational  vehicle loans, home improvement loans,  unsecured lines of credit and other loans to professionals,  people employed in education, industry and government, as well as retired individuals and others. A significant portion of the Bank's  consumer loan  portfolio  consists of indirect  automobile  loans offered through automobile  dealerships  located primarily in our trade area. As of September  30, 2008,  approximately  $6.0 million,  or 38.12%,  of the Bank's consumer loan portfolio, represented indirect automobile loans. The Bank's loans made  through  this program  generally  represent  loans to purchase new or late model  automobiles.  There are currently 13  dealerships  participating  in this program.  The Bank's  consumer  and other  loans are  underwritten  based on the borrower's  income,  current  debt,  past credit  history,  collateral,  and the reputation of the  originating  dealership  with respect to indirect  automobile loans.

     Consumer loans are subject to the same risks as other loans to individuals, including the financial  strength and employment  stability of the borrower.  In addition,  some consumer loans are subject to the additional  risk that the loan is not  secured  by  collateral.  For some of the loans  that are  secured,  the underlying  collateral may be rapidly  depreciating  and not provide an adequate source of repayment if we are required to  repossess  the  collateral.  The Bank attempts to  mitigate  these risks by  requiring  a down  payment and  carefully verifying and documenting the borrower's credit quality,  employment  stability, monthly income, and with respect to indirect automobile loans, understanding and documenting  the value of the collateral  and the reputation of the  originating dealership.

Home Equity Loans.

     As of  September  30,  2008,  the Bank's home equity  loans  totaled  $53.9 million,  or 8.39% of the total loan portfolio.  Home equity loans are generally secured by second liens on  residential  real estate and are  underwritten  in a similar manner as our consumer loans.

                                       13

                              Investment Activities

The objectives of our investment policies are to:

     •    secure the safety of principal;

     •    provide adequate liquidity;

     •    provide  securities for use in pledging for public funds or repurchase agreements; and

     •    maximize after-tax income.

     We invest  primarily in  obligations  of agencies of the United  States and bank-qualified  obligations of state and local political subdivisions.  Although direct  obligations  of the  United  States  and  obligations  guaranteed  as to principal  and interest by the United  States are  permitted  by our  investment policy,  we currently do not hold any in our  portfolio.  In order to ensure the safety of principal, we do not invest in mortgage-backed securities or sub-prime mortgages and we typically do not invest in corporate  debt or other  securities even though they are permitted by our investment  policy. In addition,  we enter into federal funds  transactions  with our principal  correspondent  banks,  and depending on our liquidity  position,  act as a net seller or purchaser of these funds.  The sale of federal funds is  effectively  a short-term  loan from us to another bank; while  conversely,  the purchase of federal funds is effectively a short-term loan from another bank to us.

                                Deposit Services

     The  principal  sources  of funds for the Bank are core  deposits  from the local market areas  surrounding the Bank's offices,  including  demand deposits, interest-bearing  transaction accounts, money market accounts,  savings deposits
and  time  deposits.   Transaction   accounts   include   interest-bearing   and
non-interest-bearing  accounts,  which  provide  the Bank  with a source  of fee income and cross-marketing  opportunities as well as a low-cost source of funds.
Since 2001,  the Bank has realized a  significant  level of deposit  growth from commercial checking accounts. While these accounts do not earn interest, many of them receive an earnings  credit on their average  balance to offset the cost of other services  provided by the Bank. The Bank's money market account is a daily access  account  that bears a higher rate and allows for  limited  check-writing ability.  This account pays a tiered rate of interest.  We believe  money market accounts have proven to be attractive products in our market area and provide us with a more attractive  source of funds than other  alternatives such as Federal
Home Loan Bank  borrowings,  as it provides us with the  potential to cross-sell additional  services  to these  account  holders.  During  2007,  we  introduced performance  checking accounts.  This  interest-bearing  demand product has also proven to be an  attractive  product in our market area as it pays a higher rate than most checking accounts as long as the customer meets the requirements of at least 12 signature based debit card transactions and at least one direct deposit or ACH debit each statement  cycle. The Bank realizes  non-interest  income from the signature based debit card  transactions  that, when netted against the high rate paid to the customer,  results in a very  attractive  low cost of funds for the Bank.  Time and savings  accounts also provide a relatively  stable customer base and source of funding.  Because of the nature and behavior of these deposit products, management reviews and analyzes our pricing strategy in comparison not only to  competitor  rates,  but also as compared to other  alternative  funding sources to determine the most  advantageous  source.  In pricing  deposit rates, management  also  considers  profitability,  the  matching of term  lengths with assets, the  attractiveness to customers,  and rates offered by our competitors.
The  Bank has  joined  the  Certificate  of  Deposit  Account  Registry  Service
("CDARS") which  effectively  lets depositors  receive FDIC insurance on amounts larger than $100,000. CDARS allows the Bank to break large deposits into smaller amounts  and place them in a network of other  CDARS  banks to ensure  that full
FDIC  insurance  coverage  is gained on the entire  deposit.  The  Bank's  Funds
Management  policy  allows for  acceptance of brokered  deposits,  up to certain policy  limits,  which can be utilized to support the growth of the Bank.  As of
September 30, 2008, the Bank had $86.8 million in brokered deposits.

                          Investment Brokerage Services

         In 1999, the Bank began offering investment  brokerage services through an unrelated  broker-dealer.  These services are currently offered at all of our locations.  Four individuals  responsible for providing these services are joint employees of the Bank and the  registered  broker-dealer.  Investment  brokerage services  provide a source of fee
                                       14

income for the Bank.  For the nine month period ending  September 30, 2008,  the amount of our fee  income  generated  from  investment  brokerage  services  was
$307,000.

                                 Trust Services

         The Bank began offering trust services in 1996.  Until 1999, the Bank's trust services were offered exclusively through the employees of an unaffiliated trust company.  The Bank hired a full-time officer in 1999 to develop the Bank's trust business and the trust department now has three full-time officers and two trust  administrators.  Trust  services  are  marketed  to  both  existing  Bank customers and new customers. We believe that the ability to offer trust services as a part of our  financial  services to new  customers  of the Bank  presents a significant cross-marketing  opportunity.  The services currently offered by the
Bank's  trust  department   include  the   administration  of  personal  trusts,
investment  management  agency  accounts,  self-directed  individual  retirement accounts, qualified retirement plans, corporate trust accounts and custodial and directed trust  accounts.  For the nine month period ending  September 30, 2008, the Bank's  trust  department  administered  225  accounts,  with  assets  under administration of approximately $121.5 million.  Trust services provide the Bank with a source of fee income and additional  deposits.  As of September 30, 2008, the amount of our fee income from trust services was $330,000.

                                   Competition

     The Bank  encounters  competition  primarily  in  seeking  deposits  and in obtaining loan  customers.  The level of competition  for deposits in our market area is high. The Bank's principal  competitors for deposits are other financial institutions within a few miles of our locations including other banks,  savings institutions and credit unions.  Competition  among these  institutions is based primarily on interest rates offered,  the quality of service  provided,  and the convenience of banking facilities.  Additional competition for depositors' funds comes from U.S. government  securities,  private issuers of debt obligations and other providers of investment alternatives for depositors.

     The Bank competes in lending,  investment  brokerage  and trust  activities with other financial institutions, such as banks and thrift institutions, credit unions,  automobile financing companies,  mortgage companies,  securities firms, investment companies and other finance companies. Many of the Bank's competitors are not  subject to the same  extensive  federal  regulations  that  govern bank holding companies and  federally-insured  banks and state regulations  governing state-chartered  banks.  As a  result,  these  non-bank  competitors  have  some advantages over the Bank in providing certain products and services. Many of the financial  institutions  with which the Bank  competes  are  larger and  possess greater financial resources, name recognition and market presence.

                                    Employees

     The Bank has 204 employees, of which 190 are full time. The Company and its other subsidiaries did not have any employees.  None of the Bank's employees are
subject  to  a  collective   bargaining   agreement.   We  consider  the  Bank's
relationship with its employees to be excellent.

                                   Properties

     The Bank currently  operates six full service banking centers in the Kansas
City MSA, which includes our principal office located at 11935 Riley in Overland
Park, Kansas. The portions of these premises not occupied by the Bank are leased to third  parties.  The following  table sets forth the locations of the banking and mortgage centers, dates opened, mortgage indebtedness, and occupancy dates:

---------------------------------- ------------------ --------------------------------- ----------------------------
                                                           Mortgage Indebtedness
            Location                 Year Occupied        as of September 30, 2008               Occupancy
---------------------------------- ------------------ --------------------------------- ----------------------------
Overland Park Banking Center
11935 Riley                                                                                        80%,
Overland Park, KS *                      1994                   $2.1 Million            One sublease occupying 20%
---------------------------------- ------------------ --------------------------------- ----------------------------

                                       15

---------------------------------- ------------------ --------------------------------- ----------------------------
Olathe Banking Center
1235 E. Santa Fe
Olathe, KS **                            2001                       None                           100%
---------------------------------- ------------------ --------------------------------- ----------------------------
Shawnee Banking Center
5520 Hedge Lane Terrace
Shawnee, KS **                           2001                       None                           100%
---------------------------------- ------------------ --------------------------------- ----------------------------
Mortgage and Banking Center
7900 College Boulevard
Overland Park, KS *                      2003                   $3.5 Million                       100%
---------------------------------- ------------------ --------------------------------- ----------------------------
Leawood Banking Center
13401 Mission Road                                                                                 55%,
Leawood, KS *                            2004                       None                 Four subleases occupying
                                                                                                    45%
---------------------------------- ------------------ --------------------------------- ----------------------------
Lenexa Banking Center
9500 Lackman Road
Lenexa, KS **                            2007                       None                           100%
---------------------------------- ------------------ --------------------------------- ----------------------------

* The building is owned by Blue Valley  Building  Corp.
** The building is owned by the Bank.

                                Legal Proceedings

     We are  periodically  involved  in  routine  litigation  incidental  to our business.  We are not  currently  a party to any legal  proceedings,  nor are we aware of any threatened litigation, that we believe is likely to have a material adverse effect on our financial position, liquidity, or results of operations.

                             Summary Financial Data

     The following table presents our  consolidated  financial data for the nine months  ending  and as of  September  30,  2008 and for  each of the five  prior calendar years ending as of December 31. The  information in these tables should be read in conjunction with our financial  statements,  the related notes, "Risk
Factors,"  "Use of  Proceeds"  and  "Management's  Discussion  and  Analysis  of
Financial   Condition  and  Results  of   Operations"   included   elsewhere  or
incorporated  by  reference  in this  prospectus.  The  selected  statements  of financial  condition and  statements  of income data,  insofar as they relate to each of the five  prior  calendar  years  have  been  derived  from our  audited consolidated  financial  statements.  The historical results are not necessarily indicative of the results to be expected for any future period.

                                        As of and For the
                                        Nine Months Ended                        As of and for the
                                          September 30                        Year Ended December 31,
                                         ---------------   ---------------------------------------------------------
                                              2008            2007        2006         2005        2004        2003
                                         ---------------   ---------   ----------   ----------   --------    -------
                                                                    (In thousands, except share and per share data)
Selected Statement of Income Data
Interest income:
  Loans, including fees                      $  31,331     $  47,194    $  44,537    $  37,492    $ 29,245  $ 28,293
  Federal funds sold and
       interest-bearing deposits                   301           557          256          580         157        49
  Availaible-for-sale securities                 2,596         4,466        4,039        2,317       2,301     2,070
                                             ---------     ---------    ---------    ---------    --------  --------
  Total interest income                         34,228        52,217       48,832       40,389      31,703    30,412
                                             ---------     ---------    ---------    ---------    --------  --------

Interest expense:
  Interest-bearing demand deposits                 933           656           97           94         169       165

                                       16

                                        As of and For the
                                        Nine Months Ended                        As of and for the
                                          September 30                        Year Ended December 31,
                                         ---------------   ---------------------------------------------------------
                                              2008            2007        2006         2005        2004        2003
                                         ---------------   ---------   ----------   ----------   --------    -------
                                                                    (In thousands, except share and per share data)
Selected Statement of Income Data
  Savings and money market deposit
       accounts                                  2,097         6,362        4,356        3,861       2,932     2,204
  Other time deposits                            8,965        13,134       11,254        9,171       7,297     6,935
  Funds borrowed                                 4,394         5,430        5,255        4,867       4,115     4,245
                                             ---------     ---------    ---------    ---------    --------  --------
    Total interest expense                      16,389        25,582       20,962       17,993      14,513    13,549
                                             ---------     ---------    ---------    ---------    --------  --------
    Net interest income                         17,839        26,635       27,870       22,396      17,190    16,863
Provision for loan losses                       15,400         2,855        1,255          230       1,965     1,350
                                             ---------     ---------    ---------    ---------    --------  --------
    Net interest income after provision
       for loan losses                           2,439        23,780       26,615       22,166      15,225    15,513
                                             ---------     ---------    ---------    ---------    --------  --------

Non-interest income:

  Loans held for sale fee income                 1,740         3,160        5,046        7,408      10,358    19,866
  NSF charges & service fees                     1,221         1,413        1,244        1,129       1,326     1,283
  Other service charges                          1,231         1,417        1,247        1,037       1,115       924
  Realized gain on available-for-sale
       securities                                  702           105            -            -         524         -
                                                                                                  --------
  Contingency Gain                               1,000             -            -            -           -         -
  Other income                                   1,006         1,105        1,344        1,727         617       463
                                             ---------     ---------    ---------    ---------    --------  --------
    Total non-interest income                    6,900         7,200        8,881       11,301      13,940    22,536
                                             ---------     ---------    ---------    ---------    --------  --------
Non-interest expense:
  Salaries and employee benefits                 9,801        13,570       14,737       15,986      16,670    19,670
  Occupancy                                      2,400         3,200        3,059        3,307       3,433     3,137
  General & administrative                       5,918         7,447        6,578        6,841       6,467     6,478
                                             ---------     ---------    ---------    ---------    --------  --------

    Total non-interest expense                  18,119        24,217       24,374       26,134      26,570    29,285
                                             ---------     ---------    ---------    ---------    --------  --------
  Income before income taxes                   (8,780)         6,763       11,122        7,333       2,595     8,764
    Income tax provision                       (3,224)         2,275        4,199        2,764         665     3,130
                                             ---------     ---------    ---------    ---------    --------  --------
    Net income                               $ (5,556)     $   4,488    $   6,923    $   4,569    $  1,930  $  5,634
                                             =========     =========    =========    =========    ========  ========
Per Share Data
  Basic earnings                             $  (2.28)     $    1.86    $    2.93    $    1.95    $   0.84  $    2.51
  Diluted earnings                              (2.26)          1.84         2.88         1.91        0.82       2.43
  Dividends                                          -          0.36         0.30         0.25        0.20       0.15
  Book value basic (at end of period)            21.97         24.34        22.45        19.42       17.78      17.64
  Weighted average common shares
       outstanding:
    Basic                                    2,434,515     2,410,621    2,365,932    2,348,805   2,302,564  2,244,930
    Diluted                                  2,458,141     2,438,203    2,407,802    2,388,531   2,360,061  2,320,840
  Dividend payout ratio                              -         19.35%       10.23%      12.82%       23.80%      5.98%

                                       17

                                           As of and For the
                                           Nine Months Ended                         As of and for the
                                              September 30                        Year Ended December 31,
                                              ------------                        -----------------------
                                                2008           2007         2006         2005        2004         2003
                                        ---------------------------------------------------------------------------------
                                                                     (In thousands, except share and per share data)
Selected Financial Condition Data
  (at end of period):
Total securities                               $  66,060   $    76,653   $    87,206    $   99,987    $   66,350    $   106,036
Total mortgage loans held for sale                 6,141        10,978        21,805        13,906        44,144         18,297
Total loans                                      642,846       596,646       528,515       503,143       507,170        424,620
Total assets                                     788,261       736,213       692,219       689,589       672,717        627,073
Total deposits                                   560,733       536,370       535,864       529,341       522,646        470,495
Funds borrowed                                   170,261       134,942        96,577       104,394       102,469        111,741
Total stockholders' equity                        53,701        58,934        53,820        46,255        41,384         40,198
Trust assets under administration                121,497       104,167       104,445        93,988       118,074         90,389

Selected  Financial  Ratios  and Other
Data:
Performance Ratios:
  Net interest margin (1)                            3.31%         3.95%        4.34%         3.50%         2.91%          3.01%
  Non-interest   income   to   average
  assets                                             1.19          0.99          1.29         1.63          2.16           3.62
  Non-interest   expense   to  average
  assets                                             3.13          3.34          3.54         3.77          4.11           4.71
  Net overhead ratio (2)                             1.94          2.35          2.25         2.14          1.96           1.08
  Efficiency ratio (3)                              73.24         71.57         66.32        77.56         85.35          74.33
  Return on average assets (4)                      -0.96          0.62          1.00         0.66          0.30           0.91
  Return on average equity (5)                     -12.40          7.88         13.81        10.44          4.69          14.85

Asset Quality Ratios:
  Non-performing    loans   to   total
  loans                                              4.80%         4.22%        1.31%         0.87%         0.86%          0.72%
  Allowance  for possible  loan losses
  to:
    Total loans                                      1.83          1.51         1.16          1.33          1.45           1.66
    Non-performing loans                            38.10         35.65        88.16        153.27        168.60         230.79
  Net  charge-offs  to  average  total
  loans                                              2.02          0.06         0.35          0.17          0.36           0.30
  Non-performing    loans   to   total
  assets                                             3.91          3.42         1.00          0.63          0.65           0.50

Balance Sheet Ratios:
  Loans to deposits                                114.64%       111.24%       98.63%        95.05%        97.04%         90.25%
  Average interest-earning assets
          to average interest-bearing
liabilities                                        115.66        117.84        119.12       116.78        114.38         114.61

Capital Ratios:
  Total equity to total assets                       6.81%         8.01%        7.77%         6.71%         6.15%          6.42%
  Total   capital   to   risk-weighted
  assets ratio                                      10.33         11.53         12.47        12.04         11.15          12.41
  Tier  1  capital  to   risk-weighted
  assets  ratio                                      8.92         10.28         11.33        10.25          9.00          10.04
  Tier 1  capital  to  average  assets
  ratio                                              8.48          9.86         10.29         8.86          8.45           8.31
  Average  equity  to  average  assets
  ratio                                              7.74          7.85          7.27         6.31          6.37           6.10

(1) Net interest  income,  on a full  tax-equivalent  basis,  divided by average interest-earning assets.
(2)  Non-interest  expense less  non-interest  income  divided by average  total assets.
(3)  Non-interest  expense  divided  by  the  sum of net  interest  income  plus non-interest income.
(4) Net income divided by average total assets.
(5) Net income divided by average common equity.

                                       18

                           FORWARD-LOOKING STATEMENTS

         This   prospectus   contains    forward-looking    statements.    These
forward-looking  statements are subject to a number of risks and  uncertainties, many of which are beyond our control.  All statements,  other than statements of historical fact,  contained in this prospectus,  including  statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking  statements.
We  have  attempted  to  identify  forward-looking   statements  by  terminology
including  "anticipates,"  "believes," "can," "continue," "could,"  "estimates,"
"expects,"  "intends,"  "may,"  "plans,"  "potential,"  "predicts,"  "should" or
"will" or the negative of these terms or other comparable terminology.  Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot  guarantee  their accuracy.  These  statements are only  predictions and involve known and unknown risks,  uncertainties  and other factors,  including  the risks  outlined  under  "Risk  Factors"  or  referenced elsewhere  in this  prospectus,  which may cause  our or our  industry's  actual results,  levels of  activity,  performance  or  achievements  to be  materially
different  from  any  future  results,   levels  of  activity,   performance  or
achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very  competitive and rapidly  changing  environment.  New risks emerge  from time to time,  and it is not  possible  for us to predict  all risk factors.  Nor can we address  the impact of all  factors on our  business or the extent to which any factor,  or  combination  of  factors,  may cause our actual results  to  differ  materially  from  those  contained  in any  forward-looking statements. The factors impacting these risks and uncertainties include, but are not limited to:

     •    general economic  conditions,  either nationally or locally in some or all of the  areas  in  which  we do  business,  or  conditions  in the securities or real estate markets or the banking  industry may be less favorable than we currently anticipate;

     •    the timing and occurrence or  non-occurrence  of events may be subject to circumstances beyond our control;

     •    there  may  be  increases  in  competitive  pressure  among  financial institutions or from non-financial institutions;

     •    changes in the interest rate  environment  could adversely  affect our results of operations and financial condition;

     •    changes in accounting principles, policies or guidelines;

     •    legislative or regulatory changes may adversely affect our business;

     •    changes in management's  estimate of the adequacy of the allowance for loan losses;

     •    litigation or matters before  regulatory  agencies,  whether currently existing or  commencing  in the future,  may delay the  occurrence  or non-occurrence of events longer than we anticipate;

     •    changes  in  deposit  flows,  loan  demand or real  estate  values may adversely affect our business;

     •    technological  changes  may be more  difficult  or  expensive  than we anticipate; and

     •    success  or  consumption  of new  business  initiatives  may  be  more difficult or expensive than we anticipate.

         You should not place undue reliance on any  forward-looking  statement, each of which applies only as of the date of this prospectus.  Before you invest in our  common  stock,  you should be aware  that the  occurrence  of the events described  in  the  section  entitled  "Risk  Factors"  and  elsewhere  in  this prospectus,  or incorporated in this prospectus by reference,  could  negatively affect our business,  operating  results,  financial  condition and stock price.
Except as  required  by law,  we  undertake  no  obligation  to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

                                       19

                                  RISK FACTORS

     Investing in our common stock  involves a high degree of risk.  In addition
to  the  following  risk  factors  and  other   information   contained  in,  or
incorporated by reference into, this prospectus, including the matters under the caption  "Forward-Looking  Statements," you should carefully  consider the risks described below before deciding whether to invest in our common stock. If any of the following risks actually occur, our business, financial condition, operating results and  prospects  would  suffer.  In that case,  the trading  price of our common  stock  would  likely  decline  and you  might  lose  all or part of your investment.  The risks described below are not the only ones we face. Additional risks that we  currently  do not know about or that we  currently  believe to be immaterial may also impair our operations and business results.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not necessarily an indication of our value.

     The  subscription  price  per  share  was  arbitrarily  set by our Board of
Directors and [approximates a slight premium to the current trading value of our common stock as of the date of this prospectus.] The subscription price does not necessarily  bear  any  relationship  to the  book  value  of our  assets,  past operations,  cash flows,  income,  financial  condition or any other established criteria  for value.  You  should  not  consider  the  subscription  price as an indication of the value of our common stock.

Because  our  management  will  have  broad  discretion  over the use of the net proceeds  from  the  rights  offering,  you may not  agree  with  how we use the proceeds, and we may not invest the proceeds effectively.

     We will use the  proceeds  of the  rights  offering  to invest in the Bank, where it will be used for general  corporate  purposes.  Management  of the Bank will retain the  discretion  to allocate the proceeds  among such purposes as it deems  appropriate.  The net  proceeds may be applied in ways with which you and other investors in the offering may not agree.  Moreover, our management may use the proceeds for  corporate  purposes  that may not increase our market value or make us profitable. In addition, it may take us some time to deploy the proceeds
from  this  offering   effectively   in  accordance   with  our  intended  uses.
Management's  failure to utilize the proceeds  effectively could have an adverse effect on our business, financial condition and results of operations.

All exercises of subscription  rights are irrevocable,  even if the market price of our common stock declines below the subscription price you have paid.

     Once you exercise your subscription  rights, you may not revoke them. It is possible  that the market price of our common stock will decline after you elect to exercise your subscription  rights. If you exercise your subscription  rights and,  afterwards,  the public trading market price of our common stock decreases below the  subscription  price,  you will have committed to buying shares of our common  stock at a price  above the  prevailing  market  price and could have an immediate unrealized loss.

The  subscription  rights  are not  transferable  and there is no market for the subscription rights.

     You may not sell, give away or otherwise transfer your subscription rights.
The subscription  rights are only  transferable by operation of law. Because the subscription rights are otherwise non-transferable,  there is no market or other means for you to directly  realize any value  associated  with the  subscription rights. You must exercise the subscription  rights and acquire additional shares of our common stock to realize any value from your subscription rights.

                                       20

If you do not exercise your subscription  rights,  your percentage  ownership in the Company will be diluted.

     Assuming we sell the full  amount of common  stock  issuable in  connection with the rights offering,  we will issue approximately  334,000 shares.  Because certain of our directors and executive officers intend to purchase shares of our common stock,  if you choose not to exercise your  subscription  rights prior to the expiration of the rights offering,  your relative  ownership interest in our common stock will be diluted.

We may cancel the rights  offering  at any time prior to the  expiration  of the rights  offering,  and  neither  we nor the  subscription  agent  will  have any obligation to you except to return your exercise payments.

     We may,  in our sole  discretion,  decide not to  continue  with the rights offering or cancel the rights  offering  prior to the  expiration  of the rights offering.  If the rights offering is cancelled,  all subscription  payments that the subscription agent has received will be returned,  without interest, as soon as practicable.

If you do not act  promptly  and follow the  subscription  instructions,  we may reject your exercise of subscription rights.

     If you  desire to  purchase  shares in the  rights  offering,  you must act promptly to ensure that the  subscription  agent actually  receives all required forms and payments  before the  expiration  of the rights  offering at [*] p.m.,
Eastern Time, on December [ ], 2008. If you are beneficial owner of shares,  you must act promptly to ensure that your broker,  custodian  bank or other  nominee holder  acts for you and that all  required  forms  and  payments  are  actually received by the subscription agent before the expiration of the rights offering.
We are not responsible if your broker, or other nominee holder,  fails to ensure that the subscription  agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription  forms,  send an incorrect  payment  amount,  or otherwise  fail to
follow  the  subscription   procedures  that  apply  to  the  exercise  of  your
subscription  rights  prior  to the  expiration  of  the  rights  offering,  the subscription  agent may reject your subscription or accept it only to the extent of the payment  received.  Neither we nor our  subscription  agent undertake any responsibility to contact you concerning an incomplete or incorrect subscription form or  payment,  nor are we under any  obligation  to  correct  such  forms or payment.  We have  the sole  discretion  to  determine  whether  a  subscription exercise properly complies with the subscription procedures.

Our  position for U.S.  federal  income tax  consequences  on the receipt of the subscription rights may not be sustained by the Internal Revenue Service.

     A risk exists as to the value,  if any, of the  subscription  right. If the value  is more  than 15% of the  value  of the  common  stock,  or you  elect to allocate  basis  to the  subscription  right,  a risk  exists  that  the IRS may challenge the value of the subscription  right, which could affect the amount of gain or loss  recognized  on the sale of  particular  shares of our common stock owned by you. The Company has not sought any third party  appraisal for guidance on the value of the subscription rights.

Risks Related to Blue Valley

Our  operations  may be  adversely  affected  if we are unable to  maintain  and increase our deposit base and secure adequate funding.

     We fund our  banking  and  lending  activities  primarily  through  demand,
savings  and  time  deposits  and,  to  a  lesser   extent,   lines  of  credit,
sale/repurchase facilities from various financial institutions, and Federal Home
Loan Bank borrowings. The success of our business depends in part on our ability to maintain and increase our deposit base and our ability to maintain  access to other funding sources.  Our inability to obtain funding on favorable terms, on a timely basis,  or at all,  would  adversely  affect our operations and financial condition.

The loss of our key personnel could adversely affect our operations.

                                       21

     We are a relatively small organization and depend on the services of all of our employees.  Our growth and  development to date has depended in a large part on a few key employees who have primary  responsibility for maintaining personal relationships with our largest customers. The unexpected loss of services of one or more of these key  employees  could  have a  material  adverse  effect on our operations.  Our key employees are Robert D. Regnier, Mark A. Fortino,  Ralph J.
Schramp,  and Sheila C. Stokes. Each of these persons is an officer of the Bank.
We do not have written  employment or non-compete  agreements  with any of these key employees;  however, if employment was terminated, Mr. Fortino, Mr. Schramp, and Ms.  Stokes  would all lose three years of Blue Valley Ban Corp.  Restricted
Stock  Awards as well as amounts  awarded  in their  Long-Term  Retention  Bonus
Pools.  Mr. Regnier would lose one year of Restricted  Stock and amounts awarded in his Long-Term  Retention  Bonus Pool. We carry a $1 million "key person" life insurance policy on the life of Mr. Regnier.

Changes in interest rates may adversely affect our earnings and cost of funds.

     Changes in interest  rates affect our operating  performance  and financial condition in diverse ways. A substantial  part of our  profitability  depends on the  difference  between the rates we receive on loans and  investments  and the rates we pay for deposits and other  sources of funds.  Our net interest  spread will depend on many  factors  that are partly or entirely  outside our  control, including  competition,  federal  monetary  and fiscal  policies,  and  economic conditions  generally.  Historically,  net interest  spreads for many  financial institutions  have widened and narrowed in response to these and other  factors, which are often  collectively  referred  to as  "interest  rate risk." We try to minimize our exposure to interest rate risk, but are unable to eliminate it.

Because our business is  concentrated  in the Kansas City MSA, a downturn in the economy of the Kansas City MSA may adversely affect our business.

     Our success is dependent to a significant  extent upon the general economic conditions in the Kansas City MSA,  including  Johnson County,  Kansas,  and, in particular,  the conditions for the medium- and small-sized  businesses that are the focus of our customer base.  Adverse  changes in economic  conditions in the
Kansas City MSA, including Johnson County,  Kansas,  could impair our ability to collect loans,  reduce our growth rate and have a negative effect on our overall financial condition.

If our  allowance for loan losses is  insufficient  to absorb losses in our loan portfolio,  it will  adversely  affect our  financial  condition  and results of operations.

     Some  borrowers  may not  repay  loans  that we make to them.  This risk is inherent in the banking business. Like all financial  institutions,  the Company maintains an  allowance  for loan losses to absorb  probable  loan losses in our loan  portfolio.  As  noted  elsewhere  in this  prospectus,  we  have  recently significantly  increased the level of our loan loss allowance.  The level of the
allowance   reflects    management's    continuing    evaluation   of   industry
concentrations,  specific  credit  risks,  loan loss  experience,  current  loan portfolio  credit quality,  economic and regulatory  conditions and unidentified losses inherent in the current loan portfolio.  However,  we cannot predict loan losses with  certainty,  and we cannot  assure you that our  allowance,  even as recently  increased,  will be sufficient  to cover our future loan losses.  Loan losses in excess of our  reserves  would have a material  adverse  effect on our financial  condition and results of operations.  The loan loss provision related to real estate  construction  loans has increased  during the second half of the year.  This increase is a result of the industry wide decline in the real estate market.  If the recent trend is prolonged and losses  continue to increase,  our results of operations could be negatively  impacted by higher loan losses in the future.

     In  addition,  various  regulatory  agencies,  as an  integral  part of the examination process,  periodically review our loan portfolio. These agencies may require us to add to the allowance for loan losses based on their  judgments and
interpretations  of  information   available  to  them  at  the  time  of  their
examinations.  If these  agencies  require us to increase our allowance for loan losses,  our  earnings  will be  adversely  affected  in the period in which the increase occurs.

We may incur significant costs if we foreclose on  environmentally  contaminated real estate.

                                       22

     If we foreclose on a defaulted real estate loan to recover our  investment, we may be subject to environmental liabilities in connection with the underlying real property.  It is also possible that  hazardous  substances or wastes may be discovered on these properties  during our ownership or after they are sold to a third party. If they are discovered on a property that we have acquired  through foreclosure  or  otherwise,  we may be required to remove those  substances  and clean up the property. We may have to pay for the entire cost of any removal and clean-up  without the  contribution  of any other third parties.  We may also be liable to tenants  and other  users of  neighboring  properties.  These costs or liabilities may exceed the fair value of the property.  In addition, we may find it  difficult or  impossible  to sell the  property  prior to or  following  any environmental clean-up.

If we are not able to  compete  effectively  in the highly  competitive  banking industry, our business will be adversely affected.

     Our business is extremely competitive.  Many of our competitors are, or are affiliates of,  enterprises  that have greater  resources,  name recognition and market  presence  than we do.  Some of our  competitors  are  not  regulated  as extensively as we are and, therefore,  may have greater flexibility in competing for business.  Some of these  competitors are subject to similar  regulation but have the  advantages of  established  customer  bases,  higher  lending  limits, extensive branch  networks,  numerous ATMs, and more ability to absorb the costs of maintaining technology or other factors.

We are in default on a covenant to a secured lender and our future  inability to obtain a waiver  or renew  our  financing  arrangements  could  have a  material adverse impact on our business.

     For the past  twelve  months we have been in default on a covenant  owed to our  secured  lender on a $2.3  million  term note and a $15.0  million  line of credit. Since the default first occurred,  we have routinely obtained waivers of non-compliance with the terms of the underlying agreements.  On October 15, 2008 we executed another waiver for the customary  three-month period. As part of the waiver,  the maturity  date for the term note and line of credit has been set at
January 31, 2009. Our inability to obtain a waiver in the future, our failure to renew the line of credit, or our inability to obtain alternative financing could have a material adverse impact on our business.

The goodwill noted on our balance sheet may become impaired.

     As required by accounting standards,  the goodwill reflected on our balance sheet is tested  annually for impairment or more frequently if events or changes in circumstances  indicate the asset may be impaired.  Goodwill could be subject to impairment upon the occurrence of certain  triggering  events such as current period  losses  combined with  historical  losses or  significant  impairment of earning assets.  In the event of a significant  downturn in our business,  it is possible  that we may need to recognize a partial or complete  impairment of our goodwill.

Blue Valley and the Bank are subject to extensive governmental regulation.

     Blue Valley and the Bank are subject to extensive governmental  regulation.
Blue Valley,  as a bank holding company,  is regulated  primarily by the Federal
Reserve Bank. The Bank is a commercial bank chartered by the State of Kansas and regulated by the Federal Reserve, the Federal Deposit Insurance Corporation, and
the Office of the State Banking Commissioner of Kansas (OSBC). These federal and state bank regulators have the ability,  should the situation require,  to place significant  regulatory and operational  restrictions  upon us and the Bank. Any such restrictions  imposed by federal and state bank regulators could affect the profitability of the Blue Valley and the Bank. Blue Valley and the Bank recently entered into an agreement with the Federal Reserve and the OSBC imposing certain limitations and requirements on the Bank and Blue Valley.

Confidential customer information  transmitted through the Bank's online banking service is vulnerable  to security  breaches and computer  viruses,  which could expose the Bank to litigation and adversely affect its reputation and ability to generate deposits.

     The Bank  provides its clients with the ability to bank online.  The secure transmission of confidential information over the Internet is a critical element of online  banking.  The Bank's  network  could be  vulnerable  to  unauthorized access, computer viruses, phishing schemes and other security problems. The Bank may be required to spend  significant  capital  and other  resources  to protect against the threat of security  breaches and computer  viruses,

                                       23

or to alleviate  problems caused by security breaches or viruses.  To the extent that the Bank's  activities or the activities of its clients involve the storage and  transmission of  confidential  information,  security  breaches and viruses could expose the Bank to claims, litigation and other possible liabilities.  Any inability  to prevent  security  breaches or computer  viruses  could also cause existing  clients to lose  confidence in the Bank's systems and could  adversely affect its reputation and its ability to generate deposits.

Risks Related to Investment in our Common Stock

Limited trading  activity for shares of our common stock may contribute to price volatility.

     While  our  common  stock is traded on the  OTCBB,  there has been  limited trading  activity in our common stock. The average monthly trading volume of our common stock since it began  trading in July 2002 has been less than [*] shares.
Due to the limited trading activity of our common stock, relatively small trades may have a significant impact on the price of our common stock.

Future sales of our common stock could  further  depress the price of our common stock.

     Sales of a  substantial  number of shares of our common stock in the public market by our  stockholders,  or the  perception  that such  sales are likely to occur, could cause the market price of our common stock to decline.

     We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sale, may have on the trading price of our common  stock.  Future  sales of  shares  of our  common  stock by our  existing stockholders  or by us, or the  perception  that such  sales  may  occur,  could adversely  affect the market price of shares of our common stock and may make it more  difficult  for you to sell your  shares of our common  stock at a time and price that you deem appropriate.

Our management and directors will hold a large portion of our common stock.

     Upon  closing of this  rights  offering,  assuming  the  offering  is fully subscribed,  we anticipate that our directors and executive officers, along with the Bank's directors,  will  beneficially own approximately  1,441,302 shares of our common stock, or approximately  51%, of our total  outstanding  shares. As a result,  our  management  and  directors,  if  acting  together,  may be able to influence or control matters requiring  approval by our stockholders,  including the election of directors  and the  approval of mergers,  acquisitions  or other extraordinary transactions.

     Management and the directors may also have interests that differ from yours and may vote in a way that is adverse to your interests.  The  concentration  of ownership  may delay,  prevent or deter a  change-in-control,  could deprive our stockholders  of an  opportunity  to receive a premium for their common stock as part of a sale of our company and might  ultimately  affect the market  price of our common stock.

Your shares of common stock will not be an insured deposit.

     The shares of our common stock that you purchase in this  offering will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government  agency.  Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

                                 USE OF PROCEEDS

     Assuming the rights  offering  results in the sale of  $6,012,000 in common
stock,   we  expect  the  net  proceeds   (after   deducting  the  payments  for
transactional expenses totaling approximately $100,000) to be approximately $5.9 million. We intend to use the net proceeds from the rights offering to invest in the Bank for its general corporate  purposes.  The expected result is to enhance capital levels at the Bank. While the Bank is considered well capitalized  under regulatory standards,  the additional capital will bolster the reputation of the
Bank as being well  capitalized  and permit the Bank to  continue  to expand its asset base.

                                       24

     The precise  amounts and timing of the application of the net proceeds from this  offering  depend  upon many  factors,  including,  but not limited to, the amount of any such proceeds and actual funding requirements.  Until the proceeds are  used,  the Bank  will  invest  the  proceeds,  depending  on its cash  flow requirements, in short- and long-term investments, including, but not limited to treasury bills, commercial paper, certificates of deposit,  securities issued by
U.S. government agencies,  money market funds,  repurchase  agreements and other similar investments.

                 MARKET PRICE AND DIVIDENDS ON OUR COMMON STOCK

     We began our status as a  reporting  company  under the  Exchange  Act as a result of the trust preferred securities offering we completed during July 2000.
Shares of our common  stock have  traded on the OTCBB  since July 2002 under the
symbol  "BVBC."  As  of  September  30,  2008,  there  were   approximately  182
stockholders  of record of our common stock.  The following table sets forth the high and low prices of the  Company's  common  stock since the first  quarter of
2006 based on closing stock price quotations provided by Yahoo.com. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                             2008                      2007                    2006
                                  --------------------------- ----------------------- -----------------------
         Fiscal Quarter                 High             Low        High         Low        High      Low

            First                 $    34.00      $    31.00  $    38.25  $    33.50  $    32.00  $    29.75
            Second                     34.00           26.00       40.00       33.50       31.00       28.15
            Third                      31.00           25.00       38.50       33.00       33.00       28.15
            Fourth                       N/A             N/A       36.00       31.00       35.00       33.00

The closing price of the Company's stock as of [         ], 2008 was [$*].

                                    Dividends

     Our board of  directors  declared  cash  dividends  on our common  stock as follows:

               Declaration Date             Amount              Record Date                   Pay Date
                                            Per Share
     ----------------------------------- -------------- ----------------------------- ----------------------
               December 21, 2006              $0.30          December 29, 2006          January 29, 2007
               December 20, 2007              $0.36          December 31, 2007          January 31, 2008

     Because our  consolidated  net income consists largely of the net income of the Bank,  our ability to pay  dividends  on our common  stock is subject to our receipt of dividends  from the Bank.  The ability of the Bank to pay  dividends, and thus our ability to pay  dividends  to our  stockholders,  is  regulated  by federal banking laws. In addition, if we elect to defer interest payments on our outstanding junior  subordinated  debentures,  we will be prohibited from paying dividends on our common stock during such deferral.  As a result of an agreement with the  Federal  Reserve  Bank and the  OSBC,  prior  regulatory  approval  is currently  required  prior to the payment of any dividends by the Company or the
Bank. After that agreement is terminated, our Board of Directors anticipates the
ability  to  declare  future  dividends,   subject  to  limitations  imposed  by
regulatory  capital  guidelines  and  approval,  as permitted  by the  Company's profitability  and  liquidity.  However,  because  of our lack of  earnings  and regulatory  constraints we do not anticipate paying cash dividends to our common stockholders  in the fiscal year ending 2008, nor do we know when we will resume paying cash dividends.

                                    DILUTION

     The sales price for the common  stock  under this  rights  offering is less than the book value and tangible book value as of September  30, 2008.  Assuming we sell the full amount of common stock  issuable in connection  with the rights offering,  we will issue  approximately  334,000 shares.  Because certain of our directors and executive  officers and certain Bank directors  intend to purchase shares of our common

                                       25

stock,  if you choose not to  exercise  your  subscription  rights  prior to the expiration  of the rights  offering,  your  relative  ownership  interest in our common stock will be diluted. In particular, dilution will be experienced by any stockholder  who (i) does not exercise any of the basic  subscription  rights or
(ii) although exercising all of the basic subscription rights, fails to exercise its  oversubscription  rights in the  proportion  necessary to maintain the same percentage of ownership.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following  discussion is a summary of the material  federal  income tax consequences  to U.S.  Holders  (as  defined  below) of our common  stock of the receipt  of  subscription  rights  in the  rights  offering  and the  ownership, exercise and  disposition  of the  subscription  rights.  This  discussion  is a summary and does not consider all aspects of U.S.  federal income  taxation that may be  relevant to  particular  U.S.  Holders in the light of their  individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules,  including  partnerships,  banks,  financial  institutions or
other  "financial  services"  entities,  broker-dealers,   insurance  companies,
tax-exempt organizations, regulated investment companies, real estate investment trusts,  retirement plans,  individual retirement accounts or other tax-deferred accounts,  persons  who use or are  required to use  mark-to-market  accounting, persons that received our common stock in satisfaction of our prior indebtedness to such  persons,  persons  that hold  rights or our  common  stock as part of a
"straddle,"  a  "hedge"  or a  "conversion  transaction,"  persons  that  have a functional  currency  other  than the U.S.  dollar,  investors  in  pass-through entities,  certain former  citizens or permanent  residents of the United States and persons  subject to the  alternative  minimum tax. This discussion also does not address any federal  non-income,  state, local or foreign tax considerations to U.S.  Holders,  nor does it address any tax  considerations  to persons other than U.S.  Holders.  This summary assumes that U.S. Holders have held our common stock exclusively as a "capital asset" within the meaning of Section 1221 of the
Internal Revenue Code of 1986, as amended,  or the "Code." This summary is based on  the  Code  and  applicable  Treasury  Regulations,  rulings,  administrative pronouncements  and decisions as of the date hereof, all of which are subject to change  or  differing  interpretations  at any time  with  possible  retroactive effect.

     For purposes of this discussion,  a "U.S.  Holder" is a beneficial owner of our common  stock who is (1) a citizen or an  individual  resident of the United
States;  (2) a corporation (or entity treated as a corporation for U.S.  federal income tax purposes)  created or organized,  or treated as created or organized, in or under the laws of the United  States or any political  subdivision  of the
United  States;  (3) an estate the  income of which is  subject to U.S.  federal income taxation  regardless of its source;  or (4) a trust (a) if a court within
the  United   States  is  able  to  exercise   primary   supervision   over  its
administration  and one or more U.S.  persons  have  authority  to  control  all substantial  decisions  of the trust or (b) that has a valid  election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     If a partnership  (or entity or  arrangement  treated as a partnership  for
U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the  partnership  will  depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult  their tax  advisors  concerning  the tax  treatment  of the  receipt of subscription  rights in the rights  offering  and the  ownership,  exercise  and disposition of the subscription rights.

     EACH  HOLDER OF OUR  COMMON  STOCK IS URGED TO  CONSULT  THEIR TAX  ADVISOR
REGARDING THE SPECIFIC  FEDERAL,  STATE,  LOCAL AND FOREIGN INCOME AND OTHER TAX
CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION  RIGHTS IN THE RIGHTS OFFERING AND
THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt,  Exercise and  Expiration  of the  Subscription  Rights;  Tax Basis and
Holding Period of Shares Received upon Exercise of the Subscription Rights

     You  should  not  recognize  taxable  income  for U.S.  federal  income tax purposes in  connection  with the receipt of  subscription  rights in the rights offering.  If you allow the  subscription  rights  received  in the  offering to expire,  you should not  recognize  any gain or loss upon the  expiration of the subscription  rights.  You also should not  recognize  any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common  stock  acquired  through the  exercise of the subscription  rights  should  equal  the sum of the  subscription  price for the shares and your tax basis, if any, in the subscription rights.

                                       26

     Your tax basis in the  subscription  rights will  generally  be zero unless either  (1) the fair  market  value of the  subscription  rights on the date the subscription  rights  are  distributed  is equal to or  exceeds  15% of the fair market  value on that  date of our  common  stock  with  respect  to  which  the subscription rights are received or (2) you elect, in your United States federal income tax  return for the  taxable  year in which the  subscription  rights are received,  to  allocate  part  of the  tax  basis  of the  common  stock  to the subscription rights. In the case of (1) or (2) above, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to the  subscription  rights in proportion to the  respective  fair market  values of our common stock and the  subscription  rights on the date the subscription  rights are distributed.  The fair market value of the subscription rights on the date the  subscription  rights are  distributed is uncertain,  and
Blue Valley has not obtained, and does not intend to obtain, an appraisal of the fair market value of the  subscription  rights on that date. In determining  the fair market value of the subscription  rights,  you should consider all relevant facts and circumstances, including any difference between the subscription price set forth in the  subscription  rights and the trading price of our common stock on the date that the  subscription  rights  are  distributed,  the length of the period during which the  subscription  rights may be exercised and the fact that the  subscription  rights  are  non-transferable.  If you have tax  basis in the subscription  rights and you allow the  subscription  rights to expire,  the tax basis of our common stock owned by you with  respect to which such  subscription rights were  distributed  will be restored to the tax basis of such common stock immediately  before  the  receipt  of the  subscription  rights  in  the  rights offering. The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

     If you exercise the  subscription  rights  received in this rights offering after  disposing  of the  shares of our common  stock with  respect to which the subscription  rights are received,  then certain aspects of the tax treatment of the  exercise  of  the  subscription  rights  are  unclear,  including  (1)  the allocation  of tax  basis  between  our  common  stock  previously  sold and the subscription  rights, (2) the impact of that allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and
(3) the impact of that  allocation on the tax basis of our common stock acquired through  exercise of the subscription  rights.  If you exercise the subscription rights  received in the rights  offering  after  disposing  of the shares of our common stock with respect to which the  subscription  rights are  received,  you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our
Common Stock

     You will  recognize  capital gain or loss upon the sale of our common stock acquired  through the exercise of subscription  rights in an amount equal to the difference  between the amount  realized  and your tax basis in our common stock that you sold. The capital gain or loss will be long-term if your holding period in the shares is more than one year.

     Long-term capital gains recognized by individuals are taxable under current law at a  maximum  rate of 15%.  Under  current  law,  long-term  capital  gains recognized by  individuals  will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010.  Long-term  capital gains recognized by corporations are taxable at ordinary  corporate tax rates. If you have held your shares of our common stock for one year or less,  your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

     Distributions,  if any, on shares of our common stock acquired  through the exercise  of  subscription  rights  will be taxable to you as a dividend  to the extent that the cash and fair  market  value of  property  is  allocable  to our current and  accumulated  earnings and profits for the taxable year in which the distribution  is made.  Dividends  received by  corporate  holders of our common stock are taxable at ordinary  corporate  tax rates,  subject to any  applicable dividends-received  deduction.  Dividends received by noncorporate  (individual)
holders of our common stock in taxable years  beginning  before  January 1, 2011 are taxed under  current law at the  holder's  capital  gain tax rate (a maximum rate of 15%) provided that the holder meets applicable  holding period and other requirements.  Under current law, dividends received by noncorporate  holders of our common stock in taxable years after 2010 will be taxed as ordinary income at a  maximum  rate  of  35%.  Any  distributions  in  excess  of our  current  and accumulated  earnings and profits will be treated as a tax-free return of basis, and any further  distributions  in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

                                       27

Information Reporting and Backup Withholding

     You may be subject to information  reporting and/or backup withholding with respect to dividend  payments on or the gross  proceeds from the  disposition of our common stock acquired  through the exercise of subscription  rights.  Backup withholding  may apply under  certain  circumstances  if you (1) fail to furnish your social  security  or other  taxpayer  identification  number,  or TIN,  (2)
furnish an incorrect TIN, (3) fail to report interest or dividends properly,  or
(4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup  withholding.
Any  amount  withheld  from a payment  under  the  backup  withholding  rules is allowable as a credit  against (and may entitle you to a refund with respect to)
your federal  income tax  liability,  provided that the required  information is furnished  to the  Internal  Revenue  Service.  Certain  persons are exempt from backup  withholding,  including  corporations  and financial  institutions.  You should  consult your tax advisors as to your  qualification  for exemption  from withholding and the procedure for obtaining such exemption.

Investment by IRA Investors

    If you own shares of our common  stock  through  an  individual  retirement account or individual  retirement annuity  (collectively the "IRA") described in
Section  408 of the Code,  then you should  consult  with your tax  advisers  to determine  whether  participation  in this  offering will result in a non-exempt prohibited transaction under Section 4975 of the Code. "Prohibited Transactions"
generally  include (i) a transfer of plan income or assets to, or use of them by or for the benefit of, a  disqualified  person;  (ii) any act of a fiduciary  by which  plan  income or assets  are used for his or her own  interest;  (iii) the receipt of  consideration  by a fiduciary  for his or her own  account  from any party  dealing  with the plan in a  transaction  that  involves  plan  income or assets;  (iv) the  sale,  exchange,  or lease of  property  between a plan and a disqualified  person;  (v)  lending  or  extending  credit  between a plan and a disqualified  person; or (vi) the furnishing of goods,  services,  or facilities between a plan and a disqualified  person.  The most likely  scenario in which a prohibited  transaction  may occur is if the Bank is serving as trustee for your
IRA. If an IRA participates in a prohibited  transaction,  then the IRA may lose its tax-qualified status,  resulting in immediate taxation and other adverse tax consequences to the IRA beneficiary.

                              PLAN OF DISTRIBUTION

     We are offering  shares of our common stock directly to you pursuant to the rights offering.  We have not engaged,  nor do we intend to engage in connection with this rights offering, any underwriter,  broker, dealer,  placement agent or finder. Our directors and executive officers may participate in the solicitation of the exercise of subscription  rights for the purchase of common stock.  These persons will be  reimbursed  only for their  reasonable  out-of-pocket  expenses incurred in connection with any  solicitation.  Other trained  employees of Blue
Valley may assist in the rights  offering in ministerial  capacities,  providing clerical  work in  effecting  an exercise of  subscription  rights or  answering questions of a ministerial nature. None of our officers,  directors or employees will be compensated in connection  with their  participation  in the offering by the  payment of  commissions  or other  remuneration  based  either  directly or indirectly on the transactions in the shares of common stock.

     We have agreed to pay the subscription  agent a fee plus certain  expenses, which we estimate  will total  approximately  [$*].  We estimate  that our total
expenses  in  connection  with  the  rights   offering  will  be   approximately
$100,000.

                                       28

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

         The Company has authorized 15,000,000 shares of common stock, $1.00 par value. We are also authorized to issue 15,000,000 shares of preferred stock, but there are no shares  issued and  outstanding.  The  holders of Common  Stock are entitled to receive dividends when and as declared by the Board of Directors. In the event of our liquidation,  dissolution or winding-up,  the holders of common stock are entitled to share pro rata in the Company's net assets,  if any, after payment or provision for payment of all debts and liabilities of the Company.

     The  holders  of  common  stock are  entitled  to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors.  Thus, the holders of a majority of the shares of common  stock  have the power to elect all the  directors.  Each share of common stock is  entitled to  participate  on a pro rata basis in  dividends  and other distribution to holders of common stock. There are no redemption,  sinking fund, conversion or preemptive  rights with respect to the shares of common stock. The transfer  agent  for the  common  stock is  Computershare,  Inc.  (successor  to
American Securities Transfer & Trust, Inc.). As of September 30, 2008, there are  2,470,242  shares  of  common  stock  issued  and  outstanding  held by 182 stockholders of the Company.  All shares of common stock  currently  outstanding are,  and the  shares  offered  hereby,  when  issued,  will be,  fully paid and nonassessable.

Restrictions on Changes in Control

     Certain provisions of the Kansas General Corporation Code (the "KGCC"), the
Amended and  Restated  Articles  and the Bylaws of the  Company  could make more difficult the  acquisition  of the Company by means of a tender  offer,  a proxy contest or otherwise or the removal of incumbent  officers and directors.  These provisions  are  expected  to  discourage  certain  types of  coercive  takeover practices  and  inadequate  takeover  bids and to encourage  persons  seeking to acquire control of the Company to first negotiate with the Company.  The Company believes that the benefits of increased  protection  of the Company's  potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things,  negotiation of such proposals could result in an improvement of the terms.

     The Company will be subject to the provisions of Section  17-12,100 et seq.
of the KGCC (the  "Business  Combination  Statute").  In general,  the  Business
Combination  Statute prohibits a publicly held Kansas  corporation from engaging in a "business  combination"  with an "interested  stockholder"  for a period of three  years  after the date that the person  became an  interested  stockholder unless (with certain exceptions) the business  combination or the transaction in which the person  became an interested  stockholder  is approved in a prescribed manner. Generally a "business combination" includes a merger, assets sale, stock sale, or other transaction  resulting in a financial benefit to the stockholder.
Generally, an "interested stockholder" is a person who, together with affiliates and  associates,  owns (or within three year prior,  did own) 15% or more of the corporation's  outstanding  voting stock.  This provision may have the effect of delaying,  deferring or  preventing  a change in control of the Company  without further action by the interested stockholder.

     The Company will also be subject to the  provisions  of Section  17-1286 of the KGCC (the "Control Share  Statute").  In general,  the Control Share Statute provides  that  shares of a Kansas  corporation  acquired  in a  "control  share acquisition"  have no voting rights except to the extent approved by a vote of a majority of the votes  entitled to be cast on the  matter,  excluding  shares of stock owned by the acquirer or by officer or directors  who are employees of the corporation.  A control share acquisition means,  subject to certain exceptions, the  acquisition  of beneficial  ownership of voting  shares of stock which,  if aggregated  with all other shares of stock which then have voting rights and are beneficially  owned by such a person,  would  entitle  the  acquirer to exercise voting power in electing  directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority;  or (iii) a majority of all voting power.  The acquisition of shares of stock in  addition  to shares an  acquiring  person is  entitled to vote as a result of having previously obtained  stockholder approval does not constitute a control share acquisition  unless,  as a result of such acquisition,  the voting power of the shares beneficially owned by the acquirer would exceed the range in respect of which voting rights had  previously  been granted.  A number of

                                       29

other  acquisition  of  shares  are  not  deemed  to  constitute  control  share acquisitions,  including good faith gifts, transfers pursuant to will, purchases pursuant to an issuance by the  corporation  and certain  mergers  involving the corporation.

     If voting  rights are not approved at a meeting of  stockholders  or if the acquiring  person does not deliver an acquiring person statement as permitted by statute,  then, subject to certain  conditions and limitations,  the corporation may redeem at market  value any and all of the shares  acquired  in the  control share  acquisition.  If  voting  rights  for  such  shares  are  restored  at  a stockholders'  meeting and the acquirer  becomes  entitled to vote a majority of the shares entitled to vote,  stockholders who properly  objected to the control share  acquisition may exercise  appraisal  rights and receive,  in exchange for their  stock,  the fair  value of such  stock.  The fair  value of the  stock as determined  for  purposes  of such  appraisal  rights  may not be less  than the highest price per share paid in the control share acquisition.

     The  Company's  Amended and  Restated  Articles  require  that the Board of
Directors  consist of three classes with staggered  three-year terms. The number of directors in each class must be as nearly equal as possible.  Thus, one class of  directors  will be elected at each  annual  meeting of  stockholders  of the
Company, with the other classes continuing for the remainder of their respective three-year  terms.  The  classification  of the Board of Directors makes it more difficult  for the  Company's  existing  stockholders  to  replace  quickly  the majority  of the  Board of  Directors  as well as for  another  party to  obtain control of the Company by  replacing  the  majority  of the Board of  Directors.
Since the Board of Directors has the power to retain and  discharge  officers of the  Company,  these  provisions  also  make  it  more  difficult  for  existing stockholders or another party to effect quickly a change in management.

     The Company's Bylaws, as amended,  provide special meetings of stockholders can be called only by a majority of the Board of Directors,  the  President,  or
20%  or  more  of the  stockholders.  Moreover,  the  business  permitted  to be conducted at any special meeting of stockholders will be limited to the business for which the meeting was called. The Amended and Restated Articles set forth an advance notice procedure with regard to the nomination,  other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual  meeting of  stockholders of the Company.  Stockholders  will not be  permitted  to fill  vacancies on the
Board of Directors caused by resignation or newly created directorships.

     The Company's Amended and Restated  Articles and Bylaws contain  provisions requiring  the  affirmative  vote of the holders of at least  two-thirds  of the voting stock of the Company to amend many of the foregoing provisions.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The management's  discussion and analysis sets forth the major factors that have affected our financial condition and results of operations and provides a better understanding  of  the  major  factors  and  trends  that  affect  our  earnings performance  and  financial  condition,  and how  our  performance  during  2008 compares with prior years. See our Form 10-K and Quarterly  Reports on Form 10-Q which contain our updated  financial  results through September 30, 2008 as well as updated management's  discussion and analysis,  all of which are incorporated herein by reference.

                                   MANAGEMENT

Directors and Executive Officers

For each of our directors and our  executive  officers,  we have set forth below their ages as of September 30, 2008, and their principal positions.

                                       30

Name                                                  Age                            Positions

Directors

Robert D. Regnier .................................   59      President, Chief Executive Officer and Chairman of the
                                                              Board of Directors of Blue Valley; President, Chief
                                                              Executive Officer and Chairman of the Board of
                                                              Directors of the Bank
Donald H. Alexander................................   70      Director of Blue Valley and the Bank
Michael J. Brown...................................   51      Director of Blue Valley
Thomas A. McDonnell................................   63      Director of Blue Valley
Anne D. St. Peter..................................   43      Director of Blue Valley
Robert D. Taylor...................................   61      Director of Blue Valley

Additional Directors of the Bank

Harvey S. Bodker...................................   72      Director of the Bank
Richard L. Bond....................................   73      Director of the Bank
Suzanne E. Dotson..................................   61      Director of the Bank
Charles H. Hunter..................................   66      Director of the Bank

Executive Officers who are not Directors

Mark A. Fortino....................................   42      Executive Vice President and Chief Financial Officer
                                                              of the Bank; Chief Financial Officer of Blue Valley
Ralph J. Schramp...................................   59      Senior Vice President - Commercial Lending, Mortgage
                                                              Originations and Business Development for the Bank
Sheila C. Stokes...................................   46      Senior Vice President - Retail Division of the Bank

     Over the past five  years,  none of the Blue  Valley or Bank  directors  or executive  officers have been involved in any bankruptcy  proceeding or criminal proceeding or have violated any federal or state securities or commodities laws.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

     The following  table sets forth,  as of September 30, 2008, for each of our directors,  each of our named executive officers,  each owner of more than 5% of our common stock,  and all of our  executive  officers and directors as a group, the following information:

     (i) the proposed purchases of shares,  assuming sufficient shares of common stock are available to fulfill purchase intentions; and

     (ii)  the  total  amount  of our  common  stock  to be held  following  the offerings.

     Under the rules of the SEC, a person is deemed to be a  "beneficial  owner"
of a security if that person has or shares  "voting  power," which  includes the power to vote or to direct the voting of the security,  or  "investment  power,"
which  includes  the power to  dispose of or to direct  the  disposition  of the security.  The rules also treat as outstanding all shares of common stock that a person would  receive upon  exercise of stock  options or warrants  held by that person,  which are immediately  exercisable or exercisable within 60 days of the determination  date.  Under  these  rules,  more than one person may be deemed a beneficial  owner of the same  securities  and a person  may be  deemed  to be a beneficial owner of securities as to which that person has no economic interest.
The address of each  person  listed  below is c/o Blue  Valley Ban Corp.,  11935
Riley, Overland Park, Kansas 66213.

                                       31

                                                                   Proposed Purchases of
                                                                 Common Stock in the Rights
                                                                          Offering
                                                                -----------------------------
                                                   Percentage
                                Common Stock       of Class
                             Beneficially Owned      Before                                       Common Stock to be
                               Before Rights         Rights      Number of                     Beneficially Owned After
                                  Offering          Offering       Shares         Amount            Rights Offering
                            --------------------- ------------- ------------- --------------- ----------------------------
Robert D. Regnier           708,894 (1)(3)           28.70%        95,848       $1,725,264              804,472
Thomas A. McDonnell         160,352 (1)(4)           6.49%      77,326 (5)      1,390,248               237,588
Donald H. Alexander         152,432 (1)(6)           6.17%      55,556 (7)      1,000,008               207,988
Robert D. Taylor             7,974 (1)(8)             .32%          1,078         19,404                 9,052
Michael J. Brown            27,944 (1)(9)            1.13%          3,778         68,004                31,722
Anne D. St. Peter             600 (1)(10)             .02%      636 (11)          11,448                 1,236
Mark A. Fortino             10,349 (1)(12)            .42%      1,399 (13)        25,182                11,748
Sheila C. Stokes            9,012 (1)(14)             .37%            407         7,326                  9,419
Ralph J. Schramp            3,609 (1) (15)            .15%          365           7,300                  3,974
Harvey S. Bodker            67,032 (1)(16)           2.71%         6,112         110,016                73,144
Richard L. Bond             600 (1) (17)              .02%           81           1,458                   681
Suzanne E. Dotson           27,900 (1) (18)          1.13%         2,096          37,728                29,996
Charles H. Hunter           18,748 (1) (19)           .76%         1,534          27,612                20,282
--------------------------------------------------------------------------------------------------------------------------
All Directors and                                    48.39%     246,216         $4,430,998             1,441,302
Executive Officers, 13 in
number, as a Group

     (1)  All entries based on  information  provided to us by our directors and executive officers.

     (2)  For purposes of this table, a person is considered to beneficially own shares of common  stock if he or she  directly  or  indirectly  has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares,  or if he/she has the right to  acquire  the  shares  under  options  which are  exercisable currently or within 60 days of September  30, 2008.  Each person named in the above table has sole  voting  power and sole  investment  power with respect to the indicated  shares unless otherwise noted. A person is considered to have shared voting and  investment  power over shares indicated  as being  owned by the  spouse or the IRA of the  spouse of that person.

     (3)  Includes  119,919  shares held in family  limited  partnerships  and a corporate  entity;  499,047  shares held  individually;  1,800  shares issued to Mr.  Regnier under the restricted  stock award program;  and
          88,128 shares held in a family limited partnership with his spouse.

     (4)  Consists of 2,400 shares held  individually;  157,352  shares  jointly held by Mr. McDonnell and his spouse in a trust; and 600 shares issued to Mr. McDonnell under the restricted stock award program.

     (5)  Consists of 21,681 shares  acquired once Mr.  McDonnell  exercises his basic  subscription  rights;  and  55,645  shares  acquired  once  Mr.
          McDonnell exercises his oversubscription rights, if available.

     (6)  Includes  151,832 shares held  individually;  and 600 shares issued to
          Mr. Alexander under the restricted stock award program.

     (7)  Consists of 20,610 shares  acquired once Mr.  Alexander  exercises his basic  subscription  rights;  and  34,946  shares  acquired  once  Mr.
          Alexander exercises his oversubscription rights, if available.

                                       32

     (8)  Includes 7,374 shares held individually;  and 600 shares issued to Mr.
          Taylor under the restricted stock award program.

     (9)  Includes 600 shares held individually; 26,744 shares held individually by his spouse; and 600 shares issued to Mr. Brown under the restricted stock award program.

     (10) Includes 600 shares issued to Ms. St. Peter under the restricted stock award program.

     (11) Consists of 81 shares  acquired  once Ms.  Peter  exercises  her basic subscription  rights;  and 555 shares to be  acquired  once Ms.  Peter exercises her oversubscription rights, if available.

     (12) Consists of 4,329 shares held individually; 1,800 shares issued to Mr.
          Fortino under the restricted stock award program; 3,400 shares jointly held by Mr.  Fortino  and his spouse in a trust;  and 820 shares  held individually by his spouse.

     (13) Consists of 1,288 shares acquired once Mr. Fortino exercises his basic subscription  rights;  and 111 shares to be acquired once Mr.  Fortino exercises his oversubscription rights, if available.

     (14) Consists of 812 shares held  individually;  1,800 shares issued to Ms.
          Stokes under the restricted stock award program;  and 6,400 shares Ms.
          Stokes has the right to acquire  under vested  stock  options that she has not exercised.

     (15) Consists of 1,209 shares held individually; 1,800 shares issued to Mr.
          Schramp under the restricted  stock award program;  and 600 shares Mr.
          Schramp has the right to acquire  under vested  stock  options that he has not exercised.

     (16) Consists of 39,768 shares held individually;  600 shares issued to Mr.
          Bodker under the  restricted  stock award  program;  and 26,664 shares jointly held in a family trust.

     (17) Consists of 600 shares issued to Mr. Bond under the  restricted  stock award program.

     (18) Consists of 14,900 shares held individually;  600 shares issued to Ms.
          Dotson under the restricted stock award program; and 12,400 shares Ms.
          Dotson has the right to acquire  under vested  stock  options that she has not exercised.

     (19) Consists of 10,748 shares held individually;  600 shares issued to Mr.
          Hunter under the restricted stock award program;  and 7,400 shares Mr.
          Hunter has the right to acquire under vested stock options that he has not exercised.

              CERTAIN RELATIONSHIPS WITH RELATED PARTY TRANSACTIONS

     The Bank periodically  makes loans to the executive  officers and directors of the Bank and Blue  Valley,  the  members  of  their  immediate  families  and companies with which they are affiliated. As of September 30, 2008, the Bank had aggregate  loans  outstanding  to such persons of  approximately  $24.8 million, which represented  46.23% of our  stockholders'  equity of $53.7 million on that date. These loans:

      •   were made in the ordinary course of business;

      •   were made on substantially  the same terms,  including  interest rates and  collateral,  as  those  prevailing  at the  time  for  comparable transactions with other persons; and

      •   did not involve more than the normal risk of collectibility or present other unfavorable features.

                                       33

     As of September 30, 2008, related party transactions were as follows:

                                                           2008                   2007
                                                           ----                   ----
                                                     (In Thousands)          (In Thousands)
           Balance, beginning of year             $         20,288        $        10,773
           New loans                                        15,709                 19,035
           Repayments and reclassifications               (11,173)                (9,520)
                                                ------------------        ---------------

           Balance, end of year                   $         24,824        $        20,288

              INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

     The KGCC  authorizes a company to indemnify  its  directors and officers in certain instances  against certain  liabilities that they may incur by virtue of their  relationship  with the company.  A company may  indemnify  any  director, officer, employee or agent against judgments, fines, penalties,  amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal,  administrative,  or investigative proceeding (except an action by the
Company)  against the individual in his or her capacity as a director,  officer, employee,  or agent of the  company,  or  another  company  if  serving  in such capacity at the  company's  request if the  individual  (i) acted in good faith;
(ii)  acted in a  manner  which he or she  reasonably  believed  to be in or not opposed  to the best  interests  of the  company;  and (iii)  with  respect to a criminal  action,  had no  reasonable  cause to believe  his or her  conduct was unlawful.  Furthermore, a company may indemnify any director,  officer, agent or employee  against  expenses  incurred in defense or settlement of any proceeding brought by the  company  against  the  individual  in his or her  capacity  as a director,  officer,  employee  or agent of the  company,  or another  company if serving in such capacity at the company's request, if the individual:  (i) acted in good faith; (ii) acted in a manner which he or she reasonably  believed to be in or not  opposed  to the  best  interests  of the  company;  and  (iii) is not adjudged to be liable to the  company  (unless the court finds that he or she is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against the individual in his or her capacity as such.

     A Kansas company is authorized to make any other or further indemnification or  advancement  of expenses of any of its directors,  officers,  employees,  or agents,  except for acts or omissions  which  constitute  (i) a violation of the criminal  law  (unless the  individual  had  reasonable  cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit;  (iii) in the case of a director,  a  circumstance  under which certain liability provisions of the KGCC are applicable (related to payment of dividends or other  distributions  or repurchases of shares in violation of the KGCC);  or
(iv) willful  misconduct  or a conscious  disregard for the best interest of the company in a  proceeding  by the  company,  or a company  stockholder.  A Kansas company also is authorized to purchase and maintain liability  insurance for its directors, officers, employees and agents.

     Under our  Bylaws,  we may  indemnify  our  directors  and  officers to the fullest extent permitted by applicable law.

     Federal  banking  law,  which is  applicable  to us as a financial  holding company and to the Bank as an insured depository institution, limits our and the
Bank's ability to indemnify their  directors and officers.  Neither the Bank nor
we   may   make,   or   agree   to   make,   indemnification   payments   to  an
institution-affiliated  party such as an officer or director in connection  with any  administrative or civil action instituted by a federal banking agency if as a result of the banking  agency action the  indemnitee is assessed a civil money penalty,  is removed from office or prohibited from participating in the conduct of our or the Bank's affairs,  or is subject to a cease and desist order.  Prior to the resolution of any action instituted by the applicable banking agency, the
Bank, or we, as  applicable,  may indemnify  officers and directors  only if the respective  board of  directors,  as the case may be, (i)  determines in writing that the indemnified  person acted in good faith and in a manner he/she believed
to  be  in  the  best  interest  of  the  institution,   (ii)  determines  after
investigation that making  indemnification  payments would not affect our safety and soundness or the safety and soundness of the Bank, as the case may be, (iii)
if the  indemnified  party agrees in writing to reimburse us or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible,  and
(iv)

                                       34

determines that the  indemnification  payments would not otherwise be prohibited by federal banking law.

                                  LEGAL MATTERS

     The  validity of the issuance of the common  stock  offered  hereby will be passed upon for us by Husch Blackwell Sanders LLP.

                                     EXPERTS

     BKD, LLP,  independent  registered  public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007,  which are  incorporated  by reference in this prospectus and elsewhere in the registration statement. Our financial statements are  incorporated by reference in reliance on BKD, LLP's report,  given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended  September  30, 2008,  June 30, 2008 and March 31, 2008,  incorporated  by reference in this  prospectus,  the independent  accountants  have reported that they have applied limited  procedures in accordance with professional  standards for a review of such  information.  However,  their separate reports included in the Company's  quarterly  reports on Form 10-Q for the quarters ended  September
30,  2008,  June 30, 2008 and March 31,  2008,  and  incorporated  by  reference herein,  states  that they did not audit and they do not  express  an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such  information  should be restricted in light of the limited nature of the  review  procedures  applied.  The  accountants  are not  subject  to the liability  provisions  of  Section  11 of the  Securities  Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the  registration  statement  prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

     You  should  rely  only on the  information  provided  or  incorporated  by reference in this prospectus.  We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation  of an offer to buy,  these  securities in any state where the offer or sale is prohibited.  You should not assume that the information in this prospectus  or any  prospectus  supplement is accurate as of any date other than the date on the front of the document.

     The  Securities  and  Exchange  Commission,   or  the  SEC,  allows  us  to
"incorporate by reference" the information  that we file with it, meaning we can disclose  important  information  to you by  referring  you to  those  documents already on file with the SEC.  The  information  incorporated  by  reference  is considered  to be part of this  prospectus  except for any  information  that is superseded by other information that is included in this prospectus.

     This filing  incorporates  by reference the following  documents,  which we have previously filed with the SEC:

Blue Valley Ban Corp. SEC Filings                   Period or Date Filed
(SEC File 001-15933);
(CIK No. 0000901842)
--------------------------------------------------------------------------------------------------------------------

Annual Report on Form 10-K                          Year ended December 31, 2007

Quarterly Report on Form 10-Q                       Quarters ended March 31, 2008,  June 30, 2008 and September 30,
                                                    2008

                                       35

Current reports on Form 8-K                         January 17, 2008, April 25, 2008, and August 4, 2008

Definitive proxy statement on Schedule 14A          April 14, 2008

In addition to  information  elsewhere  incorporated  herein,  the  following is hereby incorporated by reference:

     •    Information  from our Annual Proxy  Statement on Schedule 14A filed on
          April 14, 2008 includes  information related to director and executive
          officer  terms  of  office,   director   positions  and  offices  with
          registrant,  director  independence,  director and  executive  officer family  relationships,  director and executive  officer  compensation, director  and  executive  officer  business  experience,  and  general corporate governance information.

     •    Information  from our Form 10-Q for quarter  ended  September 30, 2008
          includes   information   related  to   quantitative   and  qualitative
          disclosures about market risk.

     These documents may also be accessed through our website at www.bankbv.com.
The  information  and other content  contained on or linked from our website are not part of this Prospectus.

     Any  statement  contained  in a  document  incorporated  or  deemed  to  be incorporated  by reference  herein shall be deemed to be modified or  superseded for purposes of this prospectus to the extent that a statement  contained herein or in any  other  subsequently  filed  document  that also is or is deemed to be incorporated by reference  herein  modifies or supersedes  such  statement.  Any statement so modified or superseded  shall not be deemed,  except as so modified or superseded, to constitute a part of this prospectus.

     We will provide,  without charge, to each person,  including any beneficial owner, to whom this  prospectus is delivered,  on the written or oral request of such person,  a copy of any or all of the reports or documents  incorporated  by reference in this prospectus but not delivered with this prospectus. Any request may be made by  writing  or calling  us at the  following  address or  telephone number:

                              Blue Valley Ban Corp.
                                   11935 Riley
                        Overland Park, Kansas 66225-6128
                               Attn: Mark Fortino
                            Telephone: (913) 338-1000

     We file annual,  quarterly  and current  reports with the SEC. You may read and copy these  materials at the SEC's Public  Reference  Room at 100 F. Street,
N.E.,  Washington,  DC 20549. The public may obtain information on the operation of the  Public  Reference  Room  by  calling  the SEC at  800-SEC-0330.  The SEC maintains an internet site at  http://www.sec.gov  that contains reports,  proxy and information statements and other information regarding the company.

                                       36

You should rely only on the information  contained in this  prospectus.  We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities  offered by this prospectus to any person or in any  jurisdiction in which an offer or  solicitation  is not  authorized  or in which  the  person making an offer or  solicitation  is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Blue Valley Ban Corp. common stock.

                              Blue Valley Ban Corp.

                                    Shares of

                                  COMMON STOCK

                                   PROSPECTUS

                              ______________, 2008

                                       37

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The  following  table sets forth all costs and  expenses,  payable by us in connection with the common stock  subscription  rights offering being registered hereunder.  All of the amounts shown are estimates except for the Securities and
Exchange Commission registration fee.

 SEC registration fee........................................    $335.47
                                                                 -------
 Printing expenses...........................................          *
                                                                 -------
 Legal fees and expenses.....................................          *
                                                                 -------
 Accounting fees and expenses................................          *
                                                                 -------
 Blue sky fees and expenses..................................          *
                                                                 -------
Miscellaneous................................................          *
                                                                 -------
          Total..............................................    $     *
                                                                 =======
-----------
* Estimated pursuant to instruction to Rule 511 of Regulation S-K.

Item 14.  Indemnification of Directors and Officers

     Section  17-6305 of the Kansas  General  Corporation  Code (the "KGCC") and
Article VIII of Blue Valley's  Bylaws  provide  generally and in pertinent  part that Blue Valley may  indemnify  its  directors,  officers,  employees or agents against expenses (including attorneys' fees), judgments,  fines and amounts paid in settlement  actually and reasonably  incurred by them in connection  with any
action,  suit  or  proceeding,   whether  civil,  criminal,   administrative  or
investigative,  except  actions  by or in the right of the  corporation,  if, in connection  with the matters in issue,  they acted in good faith and in a manner they reasonably  believed to be in, or not opposed to, the best interests of the corporation,  and in  connection  with any criminal  suit or  proceeding,  if in connection  with the matters in issue,  they had no reasonable  cause to believe their conduct was unlawful.  Article VIII of Blue Valley's  Bylaws provides that
Blue Valley shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right to indemnification  and advancement of expenses pursuant to Section 7 of Article
VIII of the Bylaws) unless the initiation of such action, suit or proceeding was authorized  in advance by the Board of  Directors.  Section  17-6305 and Article
VIII of our  Bylaws  further  provide  that in  connection  with the  defense or settlement  of any  action by or in the right of the  corporation  to  procure a judgment  in its favor,  Blue  Valley may  indemnify  its  directors,  officers, employees or agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to,
the  best   interests   of  the   corporation;   provided,   however,   that  no
indemnification  shall be made in any action as to which they have been adjudged to be liable to the  corporation  unless,  and only to the extent  that, a court deciding such action determines that,  despite the adjudication of liability but in view of all of the  circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

     Section 9 of Article VIII of our Bylaws and Section  17-6305(g) of the KGCC
provides that upon resolution passed by the Board of Directors,  Blue Valley may purchase  and  maintain  insurance  on  behalf  of  any  person  who is or was a director,  officer, employee or agent of the Blue Valley or is or was serving at the request of Blue  Valley,  against  any  liability  asserted  against him and incurred by him in such capacity,  or arising out of his status as such, whether or not Blue Valley would have the power to indemnify him against such  liability under the provisions of the Bylaws or Section 17-6305 of the KGCC. Blue Valley's
directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

     Article IX of Blue Valley's Amended and Restated  Articles of Incorporation
(the  "Articles")  provides  that Blue  Valley  shall  indemnify  its  officers, directors and advisory directors to the fullest extent permitted by law. Article
X provides that Blue  Valley's  directors  and advisory  directors  shall not be liable for monetary damages for

                                   Part II-1

breach of a fiduciary  duty,  except to the extent such exemption from liability is not  permitted  under the KGCC. As provided in Section  17-6002(b)(8)  of the
KGCC,  Articles IX and X do not limit or eliminate  liability (i) for any breach of the director's duty of loyalty to Blue Valley or its  shareholders,  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing  violation  of law,  (iii) for paying a dividend  or  approving  a stock repurchase in violation of the KGCC or (iv) for any  transaction  from which the director derived an improper personal benefit.

     Federal  banking  law,  which is  applicable  to us as a financial  holding company and to the Bank as an insured depository institution, limits our and the
Bank's ability to indemnify their  directors and officers.  Neither the Bank nor
we   may   make,   or   agree   to   make,   indemnification   payments   to  an
institution-affiliated  party such as an officer or director in connection  with any  administrative or civil action instituted by a federal banking agency if as a result of the banking  agency action the  indemnitee is assessed a civil money penalty,  is removed from office or prohibited from participating in the conduct of our or the Bank's affairs,  or is subject to a cease and desist order.  Prior to the resolution of any action instituted by the applicable banking agency, the
Bank, or we, as  applicable,  may indemnify  officers and directors  only if the respective  board of  directors,  as the case may be, (i)  determines in writing that the indemnified  person acted in good faith and in a manner he/she believed
to  be  in  the  best  interest  of  the  institution,   (ii)  determines  after
investigation that making  indemnification  payments would not affect our safety and soundness or the safety and soundness of the Bank, as the case may be, (iii)
if the  indemnified  party agrees in writing to reimburse us or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible,  and
(iv)  determines  that the  indemnification  payments  would  not  otherwise  be prohibited by federal banking law.

Item 15.  Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

(a)      Exhibits

 Exhibit No.   Description
 -----------   -----------

          1    Omitted - Inapplicable.

          2.1  Agreement and Plan of Merger between Unison  Bancorp,  Inc., BVBC
               Acquisition  I,  Inc.  and Blue  Valley  Ban  Corp.,  dated as of
               November 2, 2006*****

          2.2  Acquisition Agreement and Plan of Merger among Northland National
               Bank, Blue Valley Ban Corp. and Western  National Bank,  dated as of March 2, 2007 *****

          2.3  Purchase and Assumption  Agreement among Northland National Bank,
               Bank of Blue Valley and Blue Valley Ban Corp.,  dated as of March
               2, 2007*****

          3.1  Amended and Restated Articles of Incorporation of Blue Valley Ban
               Corp. *

          3.2  Bylaws, as amended, of Blue Valley Ban Corp. *

          4.1  1998 Equity Incentive Plan. *

          4.2  1994 Stock Option Plan. *

          4.3  Form of Agreement as to Expenses and Liabilities. *

          4.4  Form of Indenture  dated April 10, 2003,  between Blue Valley Ban
               Corp. and Wilmington Trust Company **

                                   Part II-2

          4.5  Amended and Restated Declaration of Trust dated April 10, 2003 **

          4.6  Guarantee Agreement dated April 10, 2003 **

          4.7  Fee Agreement dated April 10, 2003 **

          4.8  Specimen of Floating Rate Junior Subordinated Debt Security **

          4.9  Form of  Indenture  dated as of July 29, 2005 between Blue Valley
               Ban Corp. and Wilmington Trust Company***

          4.10 Amended and Restated Declaration of Trust dated July 29, 2005***

          4.11 Guarantee Agreement dated July 29, 2005***

          5    Opinion of Husch  Blackwell  Sanders  LLP as to  legality  of the rights being registered.#

          8    Omitted - Inapplicable.

          9    Omitted - Inapplicable.

          10.1 Promissory Note of Blue Valley Building dated July 15, 1994. *

          10.2 Mortgage,  Assignment of Leases and Rents and Security  Agreement
               between Blue Valley Building and Businessmen's  Assurance Company
               of America, dated July 15, 1994. *

          10.3 Assignment of Leases and Rents  between Blue Valley  Building and
               Businessmen's Assurance Company of America dated July 15, 1994. *

          10.4 Line of Credit Note with JP Morgan Chase dated June 15, 2005 ****

          10.5 Term Note with JP Morgan Chase dated June 15, 2005 ****

          10.6 Agreement and Plan of Merger between Unison  Bancorp,  Inc., BVBC
               Acquisition  I,  Inc.  and Blue  Valley  Ban  Corp.,  dated as of
               November 2, 2006 (included in Exhibit 2)*****

          10.7 Acquisition Agreement and Plan of Merger among Northland National
               Bank, Blue Valley Ban Corp. and Western  National Bank,  dated as of March 2, 2007 (included in Exhibit 2)*****

          10.8 Purchase and Assumption  Agreement among Northland National Bank,
               Bank of Blue Valley and Blue Valley Ban Corp.,  dated as of March
               2, 2007 (included in Exhibit 2)*****

          10.9 Waiver  Letter and Proposed Term Sheet with JP Morgan Chase dated
               October 15, 2008.
          11  Statement regarding computation of per share earnings.+

          12   Omitted - Inapplicable.

          15   BKD, LLP letter regarding unaudited interim financial information.

          16   Omitted - Inapplicable.

          21   Subsidiaries of Blue Valley Ban Corp.+

                                   Part II-3

          23.1 Consent of BKD, LLP. (included in Exhibit 15)

          23.2 Consent of Husch Blackwell Sanders LLP (included in Exhibit 5).#

          24   Omitted - Inapplicable.

          25   Omitted - Inapplicable.

          26   Omitted - Inapplicable.

          99.1 Form of Letter of Transmittal. #

          99.2 Form of Instructions as to use of Blue Valley Subscription Rights
               Certificates. #

          99.3 [Form of Subscription Rights Certificate]. #

          99.4 [Preliminary] Subscription Agreement. #

          99.5 Acknowledgement of Subscription.  #

-----------------------
*    Filed with the  Commission on April 11, 2000 as an Exhibit to Blue Valley's
     Registration  Statement on Form S-1,  Amendment  No. 1, Fine No.  333-3428.
     Exhibit incorporated herein by reference.
**   Filed with the  Commission on March 19, 2004 as an Exhibit to Blue Valley's
     Annual Report on Form 10-K incorporated herein by reference.
***  Filed with the  Commission  on July 29, 2005 as an Exhibit to Blue Valley's
     Current Report on From 8-K. Exhibit incorporated herein by reference.
**** Filed with the  Commission on March 24, 2005 as an Exhibit to Blue Valley's
     Annual Report on Form 10-K. Exhibit incorporated herein by reference.
***** Filed with the Commission on March 28, 2007 as an Exhibit to Blue Valley's
     Annual Report on Form 10-K. Exhibit incorporated herein by reference.
+    Filed with the  Commission on March 27, 2008 as an Exhibit to Blue Valley's
     Annual Report on Form 10-K. Exhibit incorporated herein by reference.
#    To be filed by amendment.

(b)      Financial Statement Schedules

     All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial  statements  or notes  thereto  incorporated  by  reference  into this
Prospectus.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include  any  prospectus  required  by Section  10(a)(3) of the
     Securities Act of 1933;

          (ii) to reflect in the  prospectus  any facts or events  arising after the  effective  date of the  registration  statement  (or the  most  recent post-effective amendment thereof) which,  individually or in the aggregate, represent  a  fundamental  change  in  the  information  set  forth  in the registration  statement.

                                   Part II-4

     Notwithstanding  the  foregoing,  any  increase  or  decrease  in volume of securities  offered (if the total dollar value of securities  offered would not exceed that which was  registered)  and any  deviation  from the low or high end of the estimated  maximum  offering  range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price  represent no more than 20%
     change  in  the  maximum   aggregate   offering  price  set  forth  in  the
     "Calculation  of  Registration  Fee"  table in the  effective  registration statement;

          (iii) to include any material  information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933,  each  such  post-effective  amendment  shall be deemed to be a new registration  statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,  each prospectus filed pursuant to Rule 424(b) as part of the registration  statement relating to an offering,  other than registration statements  relying on Rule 430B or other than prospectuses filed in reliance on
Rule  430A,  shall be  deemed  to be part of and  included  in the  registration statement  as of the  date  it is  first  used  after  effectiveness.  Provided, however, that no statement made in the registration statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any  statement that was made in the  registration  statement or prospectus that was part of the registration  statement or made in any such document  immediately  prior to such date of first use.

     (5) That, for the purpose of determining  liability of the registrant under the Securities Act of 1933 to any purchaser in the initial  distribution  of the securities,  the undersigned registrant undertakes that in a primary offering of
securities  of  the  undersigned   registrant   pursuant  to  this  registration
statement,  regardless of the underwriting method used to sell the securities to the purchaser,  if the securities are offered or sold to such purchaser by means of any of the following  communications,  the  undersigned  registrant will be a seller to the purchaser and will be considered to offer or sell such  securities to such purchaser:

          (i)  Any  preliminary  prospectus  or  prospectus  of the  undersigned registrant  relating to the offering  required to be filed pursuant to Rule
     424;

          (ii) Any free writing prospectus  relating to the offering prepared by or on behalf of the  undersigned  registrant  or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material  information about the undersigned  registrant or its securities  provided by or on behalf of the undersigned  registrant;
     and

          (iv) Any other  communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     The undersigned  registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities,  and the terms of any subsequent  reoffering  thereof.  If any public  offering is to be made on terms differing  from  those  set  forth  on  the  cover  page  of the  prospectus,  a post-effective amendment will be filed to set forth the terms of such offering.

                                   Part II-5

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling  persons of the registrant pursuant to the foregoing  provisions,  or otherwise,  the registrant has been advised that in the opinion of the Securities  and Exchange  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the registrant of expenses incurred or paid by a director,  officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Part II-6

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the registrant has duly caused this  registration  statement  to be signed on its behalf by the undersigned,  thereunto duly authorized,  in the City of Overland Park, State of
Kansas, on the 16th day of October, 2008.

                                      BLUE VALLEY BAN CORP.

                                      By: /s/ Robert D. Regnier
                                          -------------------------------------------------
                                      Robert D.  Regnier,  President,  Chief  Executive  Officer and
                                      Director (Principal Executive Officer)

     KNOW ALL  PERSONS  BY THESE  PRESENTS,  that each  person  whose  signature appears below hereby  severally  constitutes  and appoints Robert D. Regnier and
Mark A.  Fortino and each of them,  his or her true and lawful  attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name,  place and stead,  in any and all capacities to sign any and
all  amendments  (including  post-effective   amendments)  to  the  registration
statement,  and to file the same, with all exhibits thereto, and other documents in connection therewith,  with the Securities and Exchange Commission,  granting unto  said  attorney-in-fact  and  agents,  and each of  them,  full  power  and authority to do and perform each and every act and thing  requisite or necessary fully to all  intents  and  purposes  as he or she might or could do in  person, hereby ratifying and confirming all that each said  attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the  requirements  of the  Securities  Act of 1933, as amended, this  registration  statement  has been signed by the  following  persons in the capacities and on the dates indicated.

                  Signature                                       Title                            Date
                  ---------                                       -----                            ----

/s/ Robert D. Regnier                            President, Chief Executive Officer and      October 16, 2008
---------------------                            Director (Principal Executive Officer)
Robert D. Regnier

/s/ Mark A. Fortino                               Chief Financial Officer (Principal
-------------------                               Financial [and Accounting] Officer)        October 16, 2008
Mark A. Fortino

/s/ Donald H. Alexander
-----------------------
Donald H. Alexander                                             Director                     October 16, 2008

/s/ Michael J. Brown
--------------------
Michael J. Brown                                                Director                     October 16, 2008

/s/ Thomas A. McDonnell
-----------------------
Thomas A. McDonnell                                             Director                     October 16, 2008

/s/ Anne D. St. Peter
---------------------
Anne D. St. Peter                                               Director                     October 16, 2008

/s/ Robert D. Taylor
--------------------
Robert D. Taylor                                                Director                     October 16, 2008

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

          1    Omitted - Inapplicable.

          2.1  Agreement and Plan of Merger between Unison  Bancorp,  Inc., BVBC
               Acquisition  I,  Inc.  and Blue  Valley  Ban  Corp.,  dated as of
               November 2, 2006*****

          2.2  Acquisition Agreement and Plan of Merger among Northland National
               Bank, Blue Valley Ban Corp. and Western  National Bank,  dated as of March 2, 2007 *****

          2.3  Purchase and Assumption  Agreement among Northland National Bank,
               Bank of Blue Valley and Blue Valley Ban Corp.,  dated as of March
               2, 2007*****

          3.1  Amended and Restated Articles of Incorporation of Blue Valley Ban
               Corp. *

          3.2  Bylaws, as amended, of Blue Valley Ban Corp. *

          4.1  1998 Equity Incentive Plan. *

          4.2  1994 Stock Option Plan. *

          4.3  Form of Agreement as to Expenses and Liabilities. *

          4.4  Form of Indenture  dated April 10, 2003,  between Blue Valley Ban
               Corp. and Wilmington Trust Company **

          4.5  Amended and Restated Declaration of Trust dated April 10, 2003 **

          4.6  Guarantee Agreement dated April 10, 2003 **

          4.7  Fee Agreement dated April 10, 2003 **

          4.8  Specimen of Floating Rate Junior Subordinated Debt Security **

          4.9  Form of  Indenture  dated as of July 29, 2005 between Blue Valley
               Ban Corp. and Wilmington Trust Company***

          4.10 Amended and Restated Declaration of Trust dated July 29, 2005***

          4.11 Guarantee Agreement dated July 29, 2005***

          5    Opinion of Husch  Blackwell  Sanders  LLP as to  legality  of the rights being registered.#

          8    Omitted - Inapplicable.

          9    Omitted - Inapplicable.

          10.1 Promissory Note of Blue Valley Building dated July 15, 1994. *

          10.2 Mortgage,  Assignment of Leases and Rents and Security  Agreement
               between Blue Valley Building and Businessmen's  Assurance Company
               of America, dated July 15, 1994. *

          10.3 Assignment of Leases and Rents  between Blue Valley  Building and
               Businessmen's Assurance Company of America dated July 15, 1994. *

          10.4 Line of Credit Note with JP Morgan Chase dated June 15, 2005 ****

          10.5 Term Note with JP Morgan Chase dated June 15, 2005 ****

          10.6 Agreement and Plan of Merger between Unison  Bancorp,  Inc., BVBC
               Acquisition  I,  Inc.  and Blue  Valley  Ban  Corp.,  dated as of
               November 2, 2006 (included in Exhibit 2)*****

          10.7 Acquisition Agreement and Plan of Merger among Northland National
               Bank, Blue Valley Ban Corp. and Western  National Bank,  dated as of March 2, 2007 (included in Exhibit 2)*****

          10.8 Purchase and Assumption  Agreement among Northland National Bank,
               Bank of Blue Valley and Blue Valley Ban Corp.,  dated as of March
               2, 2007 (included in Exhibit 2)*****

          10.9 Waiver  Letter and Proposed Term Sheet with JP Morgan Chase dated
               October 15, 2008.

          11   Statement regarding computation of per share earnings. +

          12   Omitted - Inapplicable.

          15   BKD, LLP letter regarding unaudited interim financial information.

          16   Omitted - Inapplicable.

          21   Subsidiaries of Blue Valley Ban Corp. +

          23.1 Consent of BKD, LLP

          23.2 Consent of Husch Blackwell Sanders LLP (included in Exhibit 5).#

          24   Omitted - Inapplicable.

          25   Omitted - Inapplicable.

          26   Omitted - Inapplicable.

          99.1 Form of Letter of Transmittal. #

          99.2 Form of Instructions as to use of Blue Valley Subscription Rights
               Certificates. #

          99.3 [Form of Subscription Rights Certificate.] #

          99.4 [Preliminary] Subscription Agreement. #

          99.5 Acknowledgement of Subscription. #

---------------------

*    Filed  with  the SEC on  April  11,  2000 as an  Exhibit  to Blue  Valley's
     Registration  Statement on Form S-1,  Amendment  No. 1, Fine No.  333-3428.
     Exhibit incorporated herein by reference.

**   Filed with the SEC on March 19, 2004 as an Exhibit to Blue Valley's  Annual
     Report on Form 10-K incorporated herein by reference.
***  Filed with the SEC on July 29, 2005 as an Exhibit to Blue Valley's  Current
     Report on From 8-K. Exhibit incorporated herein by reference.
**** Filed with the SEC on March 24, 2005 as an Exhibit to Blue Valley's  Annual
     Report on Form 10-K. Exhibit incorporated herein by reference.
***** Filed with the SEC on March 28, 2007 as an Exhibit to Blue Valley's Annual
     Report on Form 10-K. Exhibit incorporated herein by reference. + Filed with the SEC on March 27, 2008 as an Exhibit to Blue  Valley's  Annual Report on
     Form  10-K.  Exhibit  incorporated  herein by  reference.
#    To be filed by amendment.